                                SCHEDULE 14A
                               (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X]  Definitive Proxy Statement               RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           TRANSCEND SERVICES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                            TRANSCEND SERVICES, INC.
                      3353 Peachtree Road, N.E., Suite 1000
                             Atlanta, Georgia 30326

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held on December 30, 1999

To the Stockholders:

     A special meeting of stockholders (the "Special Meeting") of Transcend Services, Inc. (the "Company") will be held on December 30, 1999 at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, Promenade II, Suite 3100, Atlanta, Georgia 30309 at 10 a.m. local time for the following purposes:


1. To approve an amendment to the Company's Certificate of Incorporation to effect, if and when the Board of Directors deems appropriate (for the period of time beginning on the date the amendment is approved by the stockholders and expiring at the Company's 2000 Annual Meeting of Stockholders), a 1-for-5 reverse split of the Company's Common Stock;


2. To approve the terms of that certain conversion agreement by and among the Company and certain of the Company's directors and affiliates (the "Conversion Agreement") which would permit the Company, at its option, to convert outstanding promissory notes of the Company in the aggregate principal amount of $1,500,000 into a new class of convertible preferred stock to be designated as the Series B Convertible Preferred Stock, and

3. To transact such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

     Only stockholders of record at the close of business on December 1, 1999 shall be entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof.

     A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. You are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, sign, date and mail the enclosed proxy card promptly in the enclosed postage-paid envelope. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                            By order of the Board of Directors,


                                            /s/ DOUG SHAMON
                                            -----------------------------------
                                            DOUG SHAMON
                                            Secretary

Atlanta, Georgia
December 6, 1999



YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                           TRANSCEND SERVICES, INC.
                     3353 Peachtree Road, N.E., Suite 1000
                            Atlanta, Georgia 30326

                                PROXY STATEMENT

         Special Meeting Of Stockholders To Be Held December 30, 1999

     This Proxy Statement and the accompanying form of Proxy are being furnished to the stockholders of Transcend Services, Inc. (the "Company" or "Transcend") on or about December 6, 1999 in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders to be held on December 30, 1999 at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, Promenade II, Suite 3100, Atlanta, Georgia 30309, at 10 a.m. local time and any adjournment thereof. Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company; (ii) executing a proxy bearing a later date and delivering such proxy to the Company prior to the meeting; or (iii) appearing at the meeting and voting in person. The address of the principal executive offices of the Company is 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30326 and the Company's telephone number is (404) 836-8000.

    Unless otherwise specified, all shares represented by effective proxies will be voted in favor of (i) the approval of the amendment to the Certificate of Incorporation to effect the 1-for-5 reverse stock split; (ii) the approval of the Conversion Agreement; and (iii) the transaction of such other business as may properly come before the Special Meeting or any postponement or adjournment thereof. The Board of Directors does not know of any other business to be brought before the meeting, but as to any such other business, proxies will be voted upon any such matters in accordance with the best judgment of the person or persons acting thereunder as to what is in the best interests of the Company.

     The cost of soliciting proxies will be borne by the Company. In addition to use of the mail, proxies may be solicited in person or by telephone or telegram by directors and officers of the Company who will not receive additional compensation for such services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so.

     Holders of record of outstanding shares of both the Company's Common Stock, $.01 par value per share (the "Common Stock") and the Company's Series A Preferred Stock, $.01 par value per share (the "Series A Preferred Stock") at the close of business on December 1 , 1999 are entitled to notice of and to vote at the meeting together as one class. As of December 1, 1999, there were approximately 567 holders of record of the Company's Common Stock and 15 holders of record of the Company's Series A Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held on the record date. Each holder of Series A Preferred Stock is entitled to 7.4 votes for each share held. On December 1, 1999, there were 22,093,153 shares of Common Stock outstanding and entitled to vote, and 212,800 shares of Series A Preferred Stock outstanding and entitled to vote.

     Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner, and does not have discretionary power. An abstention from voting by a stockholder on a proposal has the same effect as a vote against such proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved, which also has the same effect as a vote against such proposal.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following tables set forth, as of December 1 , 1999, certain information with respect to all stockholders known to Transcend to beneficially own more than five percent of the Company's Common Stock or Series A Preferred Stock, and certain information with respect to the beneficial ownership of Transcend Common Stock and Series A Preferred Stock by each director and executive officer of Transcend, and all directors and executive officers of Transcend as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the Common Stock or Series A Preferred Stock owned by them.

                                                                  SERIES A PREFERRED STOCK
---------------------------------------------------------------------------------------------------------
                                                 AMOUNT AND NATURE OF
NAME AND ADDRESS                                BENEFICIAL OWNERSHIP(1)                  PERCENT OF CLASS
----------------                                -----------------------                  ----------------
   Richard L. Gunderson
   101 East 5th Street, Suite 201
   St. Paul, Minnesota 55101                              20,000                               9.40%
---------------------------------------------------------------------------------------------------------
   Laumar Investors Limited Partnership
   3353 Peachtree Road, Suite 1000
   Atlanta, Georgia 30326                                 40,000                              18.80%
---------------------------------------------------------------------------------------------------------
   MMI Companies, Inc.
   540 Lake Cook Road
   Deerfield, Illinois 60015-5290                         60,000                              28.20%
---------------------------------------------------------------------------------------------------------
   Monmouth College
   700 East Broadway
   Monmouth, Illinois 61462                               20,000                               9.40%
---------------------------------------------------------------------------------------------------------
   Transylvania University
   300 N. Broadway
   Lexington, Kentucky 40508                              20,000                               9.40%

(1) The shares of Series A Preferred Stock are convertible into shares of Common Stock at any time at the option of the holder. The percentages are based upon 212,800 shares of Series A Preferred Stock outstanding as of December 1, 1999.



                                                                                           SERIES A
                                                    COMMON STOCK                        PREFERRED STOCK
-------------------------------------------------------------------------------------------------------------------
                                               AMOUNT AND NATURE      PERCENT      AMOUNT AND NATURE OF    PERCENT
                                                 OF BENEFICIAL           OF             BENEFICIAL            OF
NAME AND ADDRESS                                  OWNERSHIP(1)          CLASS          OWNERSHIP(13)        CLASS
----------------                               -----------------     ---------    ---------------------   ---------
Gerdes Huff Investments
3353 Peachtree Road, N.E., Suite 1030
Atlanta, Georgia 30326                          3,500,001 (2)          15.84%                 0                *
-------------------------------------------------------------------------------------------------------------------
Donald L. Lucas                                   671,744 (3)           3.03%            10,000 (14)        4.70%
-------------------------------------------------------------------------------------------------------------------
Larry G. Gerdes
3353 Peachtree Road, N.E., Suite 1000
Atlanta, Georgia 30326                          4,806,889 (4)          21.54%            12,000             5.64%
-------------------------------------------------------------------------------------------------------------------
B. Frederick Becker                                25,457 (5)               *                 0 (15)            *
-------------------------------------------------------------------------------------------------------------------
George B. Caldwell                                139,581 (6)               *             2,000 (16)            *
-------------------------------------------------------------------------------------------------------------------
Walter S. Huff, Jr.
3353 Peachtree Road, N.E., Suite 1000
Atlanta, Georgia 30326                          5,118,061 (7)          22.89%            40,000 (17)        9.40%
-------------------------------------------------------------------------------------------------------------------
Charles E. Thoele                                 115,994 (8)               *             2,000                 *
-------------------------------------------------------------------------------------------------------------------
E. Leo Cooper                                     154,500 (9)               *                 0                 *
-------------------------------------------------------------------------------------------------------------------
David W. Murphy                                   297,122 (10)          1.34%                 0                 *
-------------------------------------------------------------------------------------------------------------------
Douglas A. Shamon                                 271,606 (11)          1.23%                 0                 *
-------------------------------------------------------------------------------------------------------------------
All Directors and Officers as a group           8,100,953 (12)         35.24%            66,000            31.02%

* Represents less than 1%

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes shares of Common Stock underlying options and warrants to purchase Common Stock which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 22,093,153 shares outstanding as of December 1, 1999, except for certain parties who hold presently exercisable options, convertible preferred stock or warrants to purchase Common Stock. The percentages for those parties who hold presently exercisable options, convertible preferred stock or warrants are based upon the sum of 22,093,153 shares plus the number of shares subject to presently exercisable options or warrants held by them, as indicated in the following notes. Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.
(2) Such shares are owned of record by Gerdes Huff Investments, a general partnership the sole general partners of which are Messrs. Gerdes and Huff. As a result, each of Messrs. Gerdes and Huff are deemed the beneficial owner of all of such shares.
(3) Includes 442,514 shares held by the Donald L. Lucas and Lygia S. Lucas Trust dated December 3, 1984, of which Mr. Donald L. Lucas is trustee; 50,675 shares held by the Donald L. Lucas Profit Sharing Trust of which Mr. Lucas is Successor Trustee; 21,481 shares held by the Donald L. Lucas Remuneration Account dated July 7, 1993; 74,074 shares held by the Donald
      L. Lucas, SUCC TTEE Donald L. Lucas Profit Sharing Trust which may be by acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 74,000 shares which Mr. Lucas has the right to acquire pursuant to presently exercisable stock options. Excludes certain shares and shares underlying warrants with respect to which Mr. Lucas disclaims beneficial ownership which were purchased by the Richard
      M. Lucas Cancer Foundation, of which Mr. Lucas is the Chairman, in the Company's private placement dated September 5, 1996; 71,500 shares which may be acquired upon the conversion of an 8% Convertible Debenture also held by the Richard M. Lucas Cancer Foundation and 74,074 shares, also held by the Richard M. Lucas Cancer Foundation, which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock.

(4) Includes 3,500,001 shares held by Gerdes Huff Investments, a general partnership of which Mr. Gerdes is a general partner; 93,600 shares held by Mr. Gerdes' spouse; 94,155 shares held by Mr. Gerdes as custodian for his minor children; 50,000 shares held by the Gerdes Family Partnership LP of which Mr. Gerdes is the General Partner; and 88,888 shares which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 222,396 shares purchasable pursuant to presently exercisable stock options.
(5) Includes 8,857 shares held by The Becker Family Foundation; 200 shares held by Mr. Becker's spouse; 300 shares held by Mr. Becker's minor children and 16,000 shares purchasable pursuant to presently exercisable stock options. Excludes 444,444 shares which may be acquired by MMI Companies, Inc., of which Mr. Becker is Chairman and Chief Executive Officer and to which Mr. Becker disclaims beneficial ownership, in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock. Voting and investment power related to such shares rests with the investment committee of the board of directors of MMI Companies, Inc., of which Mr. Becker is not a member.
(6) Includes 22,522 shares subject to presently exercisable warrants to purchase Common Stock; 14,814 shares which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 28,000 shares which Mr. Caldwell has the right to acquire pursuant to presently exercisable stock options. Excludes 444,444 shares which may be acquired by MMI Companies, Inc., of which Mr. Caldwell is a member of the board of directors and to which Mr. Caldwell disclaims beneficial ownership, in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock. Voting and investment power related to such shares rests with the investment committee of the board of directors of MMI Companies, Inc., of which Mr. Caldwell is not a member.
(7) Includes 3,500,001 shares held by Gerdes Huff Investments, a general partnership of which Mr. Huff is a general partner; 162,650 shares held by Laumar Investors Limited Partnership, a limited partnership of which Mr. Huff is the General Partner; 40,000 shares subject to presently exercisable options; 225,225 shares subject to presently exercisable warrants to purchase Common Stock; 56,300 shares held by the Larry G. Gerdes Trust of which Mr. Huff is the trustee; and 296,296 shares held by Laumar Investors Limited Partnership of which Mr. Huff is the General Partner. Excludes 57,200 shares with respect to which Mr. Huff disclaims beneficial ownership and which may be acquired upon the conversion of an 8% Convertible Debenture held by the Walter S. Huff, Jr. Charitable Foundation, of which Mr. Huff's adult children are trustees.
(8) Includes 11,261 shares subject to presently exercisable warrants to purchase Common Stock; 14,814 shares which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 40,000 shares subject to presently exercisable stock options.
(9)   Includes 52,500 shares subject to presently exercisable options.
(10)  Includes 90,000 shares subject to presently exercisable options.
(11) Includes 3,000 shares held by Mr. Shamon's minor children, 2,900 shares held by Mr. Shamon's spouse and 45,000 shares subject to presently exercisable stock options.
(12) Includes 634,846 shares subject to presently exercisable stock options and 259,008 shares subject to presently exercisable warrants and 488,886 shares subject to presently exercisable Series A Convertible Preferred Stock.

(13) The shares of Preferred Stock are convertible into shares of Common Stock at any time at the option of the holder. The total shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock are accounted for in the Common Stock Beneficial Ownership column of the above table. The percentages are based upon 212,800 shares of Preferred Stock outstanding as of December 1, 1999.
(14) Includes 10,000 shares held by Donald L. Lucas, SUCC TTE Donald L. Lucas Profit Sharing Trust. Excludes 10,000 shares, with respect to which Mr. Lucas disclaims beneficial ownership, which are held by the Richard M. Lucas Cancer Foundation, of which Mr. Lucas is the Chairman.
(15) Excludes 60,000 shares held by MMI Companies, Inc., of which Mr. Becker is Chairman and Chief Executive Officer and to which Mr. Becker disclaims beneficial ownership.
(16) Includes 2,000 shares held by George B. Caldwell, TTEE of The George B. Caldwell Trust. Excludes 60,000 shares held by MMI Companies, Inc., of which Mr. Caldwell is a member of the board of directors and to which Mr. Caldwell disclaims beneficial ownership.
(17) Includes 40,000 shares held by Laumar Investors Limited Partnership, of which Mr. Huff is the General Partner.

                            EXECUTIVE COMPENSATION

     The table below provides certain summary information for the fiscal years ended December 31, 1998, 1997 and 1996 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1998 (the "Named Executive Officers.")


                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                     ANNUAL COMPENSATION           SECURITIES
                                                 --------------------------        UNDERLYING
NAME AND PRINCIPAL POSITION                      YEAR  SALARY ($) BONUS ($)     OPTIONS/SAR'S (#)
---------------------------                      ----  ---------  ---------     -----------------
Larry G. Gerdes...............................   1998    $220,000    $ --              22,000
  President and Chief Executive                  1997    $220,089    $ --                  --
  Officer                                        1996    $210,115    $ --                  --

E. Leo Cooper (1).............................   1998    $180,000    $ --              17,000
  Executive Vice President, Sales &              1997    $176,678    $ --              80,000
  Marketing

David W. Murphy...............................   1998    $170,000    $ --              17,000
  Executive Vice President, Operations........   1997    $141,333    $ --              20,000
                                                 1996    $120,000    $ --              10,000

Douglas A. Shamon (2).........................   1998    $150,000    $ --              17,000
  Executive Vice President, Chief Financial      1997    $ 60,229    $ --              75,000
  Officer, Secretary

(1)  Mr. Cooper resigned from the Company effective November 19, 1999.
(2)  Mr. Shamon joined the Company in July 1997.

                     Option/SAR Grants in Last Fiscal Year

  The following table sets forth information regarding individual grants of options to purchase Transcend Common Stock during the twelve months ended December 31, 1998 to each of the Named Executive Officers. All such grants were made pursuant to the Transcend Services, Inc. 1992 Stock Option Plan, as amended (the "1992 Stock Option Plan"). In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of Transcend Common Stock and overall market condition. There can be no assurance that the potential realizable values shown in this table will be achieved.

                     Option/SAR Grants in Last Fiscal Year
                     -------------------------------------

                                                                                                      Potential Realizable
                                                                                                            Value At
                                                   % of Total                                         Assumed Annual Rates
                                  Number of       Options/SAR's                                          of Stock Price
                                  Securities       Granted to    Exercise                                 Appreciation
                                  Underlying       Employees      or Base                              for Option Term (3)
                                 Options/SAR's     in Fiscal      Price            Expiration         --------------------
Name                             Granted (#)(1)     Year (2)     ($/Share)            Date             5%             10%
-----------------------------    -------------      -------      --------           --------          ----           -----
Larry G. Gerdes (4)                    22,000          4.0%         $2.875          01/22/08         $39,778        $100,804

E. Leo Cooper (5)                      12,000          3.1%         $2.875          01/22/08         $21,697         $54,984
                                        5,000                       $3.125          03/25/08          $9,826         $24,902

David W. Murphy (6)                    17,000          3.1%         $2.875          01/22/08         $30,737         $77,894

Douglas A. Shamon (7)                  15,000          3.1%         $2.875          01/22/08         $27,121         $68,730
                                        2,000                       $3.125           3/25/08          $3,931          $9,961

_______________


(1) Stock options are granted with an exercise price equal to the fair market value of the Transcend Common Stock on date of grant.
(2) Transcend granted options to purchase 544,000 shares to all directors, officers, and employees in the 12 months ended December 31, 1998.
(3) The 5% and 10% assumed rates of annual compound stock appreciation are mandated by rules of the Commission and do not represent Transcend's estimate or projection of future prices for Transcend Common Stock.
(4) Mr. Gerdes was granted 22,000 options on January 22, 1998. These options are vested after 7 years. The vesting period is accelerated if the market price of Transcend's Common Stock equals or exceeds $15.00 per share for 20 Common Stock consecutive trading days before April 1, 2000.
(5) Mr. Cooper was granted 12,000 options on January 22, 1998 and 5,000 options on March 25, 1998. These options are vested after 7 years. The vesting period is accelerated if the market price of Transcend's Common Stock equals or exceeds $15.00 per share for 20 consecutive trading days before April 1, 2000.
(6) Mr. Murphy was granted 17,000 options on January 22, 1998. These options are vested after 7 years. The vesting period is accelerated if the market price of Transcend's Common Stock equals or exceeds $15.00 per share for 20 consecutive trading days before April 1, 2000.
(7) Mr. Shamon was granted 15,000 options on January 22, 1998 and 2,000 options on March 25,1998. These options are vested after 7 years. The vesting period is accelerated if the market price of Transcend's Common Stock equals or exceeds $15.00 per share for 20 consecutive trading days before April 1, 2000.


  The following table presents information regarding the value of options held by the Named Executive Officers at December 31, 1998. There were no options exercised by the Named Executive Officers during fiscal 1998.


                           FY-End Option/SAR Values
                           ------------------------

                                              Number of
                                              Securities       Value of
                                              Underlying      Unexercised
                                             Unexercised     In-the-Money
                                             Options/SAR's   Options/SAR's
      Name                                    at FY-End       at FY-End
      ----                                    ---------       ---------
      Larry G. Gerdes        Exercisable        222,396            $0
                             Unexercisable       22,000            $0
      E. Leo Cooper          Exercisable         27,500            $0
                             Unexercisable      119,500            $0
      David W. Murphy        Exercisable         68,000            $0
                             Unexercisable       89,000            $0
      Douglas A. Shamon      Exercisable         18,750            $0
                             Unexercisable      103,250            $0

Compensation of Directors


     The Company paid cash fees in the amount of $8,000 in fiscal 1998 to each director who was not an executive officer of Transcend. In addition, each person who becomes a non-employee director is granted, as of the date such person becomes a director of Transcend, options to purchase 10,000 shares of Transcend's Common Stock at the then current market price.

     Each non-employee director also will be granted options to purchase 6,000 shares of Transcend's Common Stock, except the Chairman, who will be granted options to purchase 9,000 shares, upon election or re-election at the annual stockholders' meeting, provided he or she has served on the board a minimum of six months. The options have an exercise price equal to the fair market value on the date of grant and a term of 10 years.


Compensation Committee Interlocks and Insider Participation


     The Stock Option and Compensation Committee of the Board of Directors during 1998 was comprised of Walter S. Huff, Jr., Charles E. Thoele, and B. Frederick Becker. None of the members of the Stock Option and Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 1998.


                                AGENDA ITEM ONE
                PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                     TO EFFECT 1-FOR-5 REVERSE STOCK SPLIT

General

     On November 7, 1999, the Company's Board of Directors unanimously approved, and recommends that shareholders approve, an amendment to Article IV of the Company's Certificate of Incorporation to implement, if and when the Board deems appropriate, a reverse split of the Common Stock of the Company at the ratio of 1-for-5, to be effective at the time a Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the "Reverse Split"). The Reverse Split may be effected by the Board of Directors, at its discretion, for the period of time beginning on the date the Reverse Split is approved by the stockholders and expiring on the date of the Company's 2000 Annual Meeting of Stockholders. The proposal may be abandoned by the Board of Directors, without further action by the stockholders, at any time before or after the Special Meeting and prior to the date and time at which the Reverse Split becomes effective (the "Effective Date") if for any reason the Board of Directors deems it advisable to abandon the proposal.

     The Reverse Split will be effected by an amendment to the Certificate of Incorporation in the form as set forth in full as Appendix A to this Proxy Statement. The number of shares of Common Stock authorized by the amendment to the Certificate of Incorporation will be reduced to 6,000,000 as a result of the proposed Reverse Split. The effect of the proposed Reverse Split on the holders of Common Stock will be as follows: holders of record of five or more shares of Common Stock on the Effective Date will receive a number of whole new shares equal to 1/5 of the number of shares held on the Effective Date. No fractional shares will be issued. In the event a shareholder holds a number of shares which is not evenly divisible by five, such shareholder will receive cash in the amount to which he is entitled in lieu of any fractional shares. Holders of record of fewer than five shares of Common Stock on the Effective Date will have their shares automatically converted into the right to receive cash in lieu of fractional shares in the amount set forth below.


Cash Payment in Lieu of Fractional Shares

     In lieu of issuing fractional shares resulting from the Reverse Split, the Company will redeem all fractional shares for cash. The Company will value each outstanding share of Common Stock held on the Effective Date of the Reverse Split at a price per share ("Market Price") equal to the closing bid price of the Common Stock on the trading day immediately preceding the Effective Date, as reported on the Nasdaq National Market. No brokerage commission will be payable by holders who receive cash in lieu of fractional shares. The Company will not issue certificates representing fractional shares and will pay the Market Price to redeem fractional shares resulting from the Reverse Split upon presentation to the Company's transfer agent of the certificates representing such shares. The holders of Common Stock prior to the Reverse Split will not have the right to offer to the Company for cash redemption any shares other than fractional shares resulting from the Reverse Split.

Effect of Reverse Split

     The Company has authorized capital stock of 51,000,000 shares, consisting of 30,000,000 shares of Common Stock and 21,000,000 shares of Preferred Stock, of which 212,800 shares have been designated as Series A Preferred Stock. The authorized capital stock will be reduced to 27,000,000 shares by reason of the proposed Reverse Split consisting of 6,000,000 shares of Common Stock and 21,000,000 shares of Preferred Stock. As of December 1, 1999, the number of issued and outstanding shares of Common Stock was 22,093,153 and the number of issued and outstanding shares of Series A Preferred Stock was 212,800. Based on the Company's best estimates, the number of issued and outstanding shares of Common Stock will be reduced as a result of the proposed Reverse Split from 22,093,153 shares to approximately 4,418,631 shares.

     By implementing the Reverse Split, management does not intend to take the Company "private" by decreasing the number of stockholders of the Company below
300. Management currently believes that there are over 5,000 shareholders who beneficially own shares of Common Stock of the Company. Management does not believe that a 1-for-5 Reverse Split will result in a significant number of shareholders being cashed out by virtue of holding less than one share after the Reverse Split.

     The Reverse Split, if adopted, will also increase the par value per share of the Company's Common Stock from $.01 to $.05. The increase in par value is intended to maintain the Company's capital stock accounts at current levels.

     If the Reverse Split is approved, the rights of the holders of the Common Stock as stockholders will not be affected adversely. Except for the receipt of cash in lieu of fractional interests, the Reverse Split will not affect any shareholder's proportionate equity interest in the Company. The Certificate of Incorporation does not provide for a preference to be given to the holders of Common Stock in the event of liquidation, and as a result, there are no liquidation rights or preferences to lose.

Purpose of the Proposed Reverse Split

     The Board of Directors believes that the Reverse Split should enhance the acceptability of the Company's Common Stock by the financial community and the investment public. Many leading brokerage firms are reluctant to recommend low-price stocks to their clients. Additionally, since brokers' commissions on low-price stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholder's paying transaction costs that are a higher percentage of their total share value than would be the case if the Company's share price were substantially higher. This factor may also limit willingness of institutions to purchase the Company's stock. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low priced stocks unattractive to brokers from an economic standpoint.

     The Common Stock has been trading at a low price for several years, and recently in the $1.00 per share range. With the shares trading in such a range, small moves in absolute terms in the price-per-share of Common Stock translate into disproportionately large swings in the price on a percentage basis, and these swings tend to bear little relationship to the financial condition and results of the Company. In the Board's view, these factors have resulted in an unjustified, relatively low level of interest in the Company on the part of investment analysts, brokers and professionals, and individual investors, which tends to depress the market for the Common Stock. The Board has thus proposed the Reverse Split as a means of increasing the per-share market price of the Common Stock in the hope that these problems will thereby be addressed.

     The decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split should increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's shareholders. However, the increase in the per share price of the Common Stock as a consequence of the proposed Reverse Split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely offset by the reduced number of shares outstanding after the proposed Reverse Split. Moreover, the Reverse Split is expected to increase the number of "odd-lot" Common Stock holdings (i.e., holdings of a number of shares that are not divisible by 100), which may be more difficult to sell and may also result in increased selling costs with full-service brokers. Nevertheless, the proposed Reverse Split could result in a per share price that adequately compensates for the adverse impact of the market factors noted above. There can, however, be no assurance that the favorable effects described above will occur, or that any increase in per share price of the Common Stock resulting from the proposed reverse stock split will be maintained for any period of time. Moreover, there can be no assurance that the market price of the Common Stock after the proposed Reverse Split will be five times the market price before the proposed Reverse Split, or that such price will either exceed or remain in excess of the current market price.

     Finally, in order for the Company's Common Stock to continue to be eligible for quotation on the Nasdaq National Market (or the Nasdaq SmallCap Market), the Common Stock must have a minimum bid price per share of $1.00 as well as meeting certain other requirements. The Company's Common Stock currently is trading in the $1.00 per share range. Management believes that, if required to maintain the Company's Nasdaq National Market listing, the implementation of the Reverse Split is in the best interests of the Company and its stockholders. A failure to meet the continued inclusion requirements of Nasdaq will result in the removal of the Company's Common Stock from Nasdaq National Market listing. If the Company's shares are removed from the Nasdaq National Market and are not eligible for listing on the Nasdaq SmallCap Market, the Company's shares may be eligible for quotation on the Nasdaq Bulletin Board.

     If necessary to maintain listing of the Common Stock on the Nasdaq National Market or if the Board of Directors otherwise deems the Reverse Split to be in the best interests of the Company, management presently intends to effect the Reverse Split as soon as practicable subsequent to receiving the requisite stockholder approval. The Company expects to notify stockholders of the effectiveness of the Reverse Split by a press release.

Warrants, Options, Series A Preferred Stock and Convertible Debentures

     The Company also has outstanding or is authorized to issue various warrants and options exercisable to acquire up to an aggregate of approximately 1,933,621 shares of Common Stock at various exercise prices. The amount of Common Stock issuable pursuant to these options and warrants will be reduced to one-fifth the previous amounts and the per share exercise prices will be increased by a factor of five.

     The Company also has outstanding 212,800 shares of Series A Preferred Stock and $2,000,000 of convertible debentures (the "Debentures") which are convertible into shares of Common Stock at the option of the preferred stock and debenture holders. In addition, the Company has $1,500,000 of promissory notes (the "Promissory Notes") which may be converted to equity at the option of the Company at any time on or before January 15, 2000. See "Agenda Item Two-- Proposal to Approve the Terms of the Conversion Agreement." As the amount of Common Stock issuable pursuant to conversions of the Series A Preferred Stock, the Debentures and the Promissory Notes depends on the market price of the Common Stock at the time of conversion, any increase in market price resulting from the Reverse Split will have the effect of reducing the number of shares issuable upon conversions of the Series A Preferred Stock, the Debentures or the Promissory Notes.

Procedure for Implementing the Reverse Split

     As soon as practicable after the Effective Date, the Company will send letters of transmittal to all shareholders of record on the Effective Date for use in transmitting stock certificates ("Old Certificates") to the transfer agent, who will act as the exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, each shareholder who holds of record fewer than five shares on the Effective Date will receive cash in the amount to which he is entitled. Until surrendered, each outstanding Old Certificate held by a shareholder who holds of record fewer than five shares shall be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled.

     Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, holders of record of five or more shares on the Effective Date will receive new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Holders of record of five or more shares on the Effective Date whose shares are not evenly divisible by five will receive cash in the amount to which they are entitled in lieu of any fractional shares. Until surrendered, each outstanding Old Certificate held by a shareholder who holds of record five or more shares shall be deemed for all purposes to represent the number of whole shares and the right to receive the amount of cash, if any, to which the holder is entitled.

Federal Income Tax Consequences

     The following discussion generally describes certain federal income tax consequences of the proposed Reverse Split to stockholders of the Company. The federal income tax consequences of the Reverse Split will vary among stockholders depending upon whether they receive (1) solely cash for their shares, (2) solely New Certificates, or (3) New Certificates plus cash for fractional shares, in exchange for Old Certificates. In addition, the actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to his acquisition and ownership of the Common Stock. Thus, the Company makes no representations concerning the tax consequences for any of its stockholders and recommends that each stockholder consult with his own tax advisor concerning the tax consequences of the Reverse Split, including federal, state and local or other income tax. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. However, the Company believes that because the Reverse Split is not part of a plan to periodically increase a stockholder's proportionate interest in the assets or earnings and profits of the Company, and because the cash payment to be made in lieu of the issuance of fractional shares represents a mechanical rounding off of the fractions in the exchange rather than separately bargained for consideration, the proposed Reverse Split will have the following federal income tax effects:

     1. A stockholder will not recognize taxable gain or loss on the receipt of New Certificates in exchange for Old Certificates in the Reverse Split. In the aggregate, the stockholder's basis in the Common Stock represented by New Certificates will equal his basis in the shares of Common Stock represented by Old Certificates exchanged therefor (but not including the basis of any shares of Common Stock represented by Old Certificates to which a fractional share interest in Common Stock represented by a New Certificate is attributable), and such stockholder's holding period for the New Certificates will include the holding period for the Old Certificates exchanged therefor if the shares of Common Stock represented by such certificates are capital assets in the hands of such stockholder.

     2. To the extent that a stockholder receives cash in the Reverse Split in lieu of the issuance of a fractional share by the Company (whether or not in addition to receiving New Certificates in exchange for Old Certificates), such stockholder will generally be treated as having received a fractional interest in a share of Common Stock represented by a New Certificate which is then redeemed by the Company. Such stockholder generally will recognize taxable gain or loss, as the case may be, equal to the difference, if any, between the amount of cash received and such stockholder's aggregate basis in the pre-Reverse Split shares of Common Stock to which such fractional share interest is attributable. If such shares are a capital asset in the hands of such stockholder, the gain or loss will be long-term gain or loss if the shares were held for more than one year.

     3. The proposed Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company will not recognize any gain or loss as a result of the proposed Reverse Split.

Vote Required


     In accordance with Delaware law, the Reverse Split which requires an amendment to the Certificate of Incorporation must be approved by a majority of the votes entitled to be cast on the matter. For this purpose, the holders of the Common Stock and the holders of the Series A Preferred Stock will vote on the matter together as one class. However, each share of Series A Preferred Stock entitles the holder to cast the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible. As of the record date, each share of Series A Preferred Stock is entitled to 7.4 votes per share. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE REVERSE SPLIT.

                                AGENDA ITEM TWO
           PROPOSAL TO APPROVE THE TERMS OF THE CONVERSION AGREEMENT


     On November 10, 1999, the Company entered into an agreement with certain directors and affiliated entities of such directors (the "Affiliates") which would permit the Company, at its option to convert up to $1.5 million principal amount of unsecured promissory notes held by such Affiliates into a new class of convertible preferred stock at any time prior to January 15, 2000, as explained more fully below. Pursuant to rules and regulations of the NASDAQ Stock Market, the Company is required to seek shareholder approval for the possible conversion of the promissory notes into preferred stock of the Company. The terms of the conversion agreement and the proposed new class of convertible preferred stock are described more fully below.

General


     In August 1999, the Company issued $1.5 million in unsecured promissory notes (the "Notes") to the Affiliates for the purpose of interim financing. The Notes mature on January 15, 2000 and bear interest at the rate of 10% per annum. On November 10, 1999, the Company entered into an agreement with these directors and investors, the form of which is attached to this Proxy Statement as Appendix B (the "Conversion Agreement") pursuant to which the Notes may be converted, at the option of the Company, at any time prior to the maturity date of January 15, 2000 into a new class of convertible preferred stock to be designated as the "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"), in exchange for the cancellation of the Notes. The Conversion Agreement was approved by the disinterested directors of the Company on November 7, 1999.

     The Series B Preferred Stock, if issued, will not pay any dividends but will have voting rights with the common stockholders equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock may be converted from time to time. The Series B Preferred Stock, if issued, will be convertible into shares of the Company's Common Stock at a price equal to the greater of (i) the average closing bid price for the five trading days preceding the date of issuance of the Series B Preferred Stock or (ii) the closing bid price on the day preceding the date of issuance of the Series B Preferred Stock. The conversion of the Notes will require the Company to issue up to 62,500 shares of Series B Preferred Stock and to reserve additional shares of the Company's Common Stock for subsequent issuance upon the conversion of the Series B Preferred Stock. The terms of the Series B Preferred Stock are set forth in Appendix B to the Conversion Agreement.

     The Board of Directors recommends that stockholders approve the Conversion Agreement because it considers the proposal to be in the best long-term and short-term interests of the Company, its stockholders and its other constituencies.

     Completion of the transactions contemplated by the Conversion Agreement is subject to, among other things,

 .    approval by the stockholders of the Company of the terms of the Conversion
     Agreement,

 .    approval by the Board of Directors to effect the conversion of the Notes,
     and

 .    an amendment to the Company's Certificate of Incorporation to create the
     Series B Convertible Preferred Stock.

Terms of the Series B Preferred Stock

     The Company has authorized under its Certificate of Incorporation 21,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the dividend rights, dividend rates, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and the number of shares constituting any such series, without any further action by the stockholders unless such action is required by applicable rules or regulations or by the terms of other outstanding shares of Preferred Stock. Any shares of Preferred Stock which may be issued may rank senior to shares of the Company's Common Stock as to payment of dividends and upon liquidation. As of September 30, 1999, the Company had 212,800 shares of Series A Preferred Stock issued and outstanding.

     The Series B Preferred Stock will rank junior to the Series A Preferred Stock upon liquidation but will rank senior to the Company's Common Stock. The Series B Preferred Stock will not pay any dividends and is non-redeemable but will have voting rights with the common stockholders equal to the number of shares of common stock into which the shares of Series B Preferred Stock may be converted from time to time. Each share of the Series B Preferred Stock will be convertible into the number of shares of the Company's Common Stock equal to $25.00, the stated value of each share of Series B Preferred Stock, divided by the conversion price of the Series B Preferred Stock, as adjusted. The conversion price to be used in calculating the number of shares of Common Stock to be issued to the holders of the Series B Preferred Stock will be the greater of (i) the average closing bid price of one share of Common Stock for the five business days immediately preceding the date of issuance of the Series B Preferred Stock, or (ii) the closing bid price on the day preceding the issuance of the Series B Preferred Stock.

     The foregoing summary of the terms of the Series B Preferred Stock is qualified in its entirety by reference to the description thereof contained in the form of Certificate of

Designations which is included as Appendix B to the Conversion Agreement, which is attached to this Proxy Statement as Appendix B.

Reasons for and Effect of the Debt Restructuring

     The failure of the Company to restructure its indebtedness under the Notes could result in the Company being unable to repay this debt when it comes due on January 15, 2000 and may result in a delisting of the Common Stock from the NASDAQ National Market. The conversion of the Notes into shares of Series B Preferred Stock is part of a plan, along with the Reverse Split and the proposed sale of a portion of the Company's transcription operations, to bring the Company into compliance with the maintenance standards for continued listing on the NASDAQ National Market. A failure to meet the continued inclusion requirements of NASDAQ will result in the removal of the Company's Common Stock from the NASDAQ National Market. As the conversion of the Notes would result in the issuance to certain of the Company's directors of greater than (i) one percent (1%) of the Company's total shares of Common Stock outstanding or (ii) 25,000 shares, the Company is seeking the approval of its stockholders in accordance with the rules and regulations of the NASDAQ Stock Market. In the event that the Company's Common Stock is removed from the NASDAQ National Market and is not eligible for listing on the NASDAQ SmallCap Market, the Common Stock may be eligible for quotation on the Nasdaq Bulletin Board.

     In order to avoid a default under the Notes and to attempt to bring the Company into compliance with the NASDAQ listing requirements, the Board of Directors has determined that the Conversion Agreement is in the best interests of the Company and its stockholders. If consummated, the transactions contemplated by the Conversion Agreement will result in a reduction of not less than $1.5 million in the Company's current indebtedness, resulting in increased working capital, increased stockholders' equity and increased "tangible net worth" (as defined by the NASDAQ Stock Market) while also reducing the Company's interest expense. The conversion of the Notes, however, will result in the issuance of up to 62,500 shares of the Series B Preferred Stock and up to approximately 3,000,000 shares (not adjusted for the proposed Reverse Split) of Common Stock, based on recent trading prices of the Common Stock of approximately $.50 per share. This amount would represent approximately 12% of the Company's outstanding shares of Common Stock, assuming the conversion of the Series B Preferred Stock. The issuance of these additional shares of Common Stock would substantially dilute the ownership interest of the Company's existing stockholders.

Interests of Certain Persons in the Conversion Agreement

     In the event that the Company chooses to cause the Notes to be converted into shares of Series B Preferred Stock, certain directors of the Company will have the ability to vote their shares of Series B Preferred Stock on all matters presented to the holders of the Common Stock. The Series B Preferred Stock will have voting rights with the common stockholders equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock may be converted from time to time. Based on the recent trading price of the Common Stock ($0.50 per share), the conversion of the Notes will result in an increase in voting power (either individually or through affiliated entities) for the following directors as follows:

                                     Voting Power        Voting Power
     Name                          Before Conversion   After Conversion

     Larry G. Gerdes                     21.5%*               23.6%*
     Walter S. Huff, Jr.                 22.6%*               26.3%*
     Donald L. Lucas                      3.0%                 3.1%
     Total                               32.1%*               39.6%*

* The percentages of ownership for Messrs. Gerdes and Huff include 3,500,001 shares owned by Gerdes Huff Investments, which are deemed to be beneficially owned in their entirety by each of Messrs. Gerdes and Huff. However, when computing the percentages of ownership for the group as a whole, these shares are only included once. See "Security Ownership of Certain Beneficial Owners and Management."

Vote Required

     In accordance with Delaware law, the Conversion Agreement must be approved by a majority of the votes entitled to be cast on the matter by all stockholders who are present in person or represented by proxy at the Special Meeting. For this purpose, the holders of the Common Stock and the holders of the Series A Preferred Stock will vote on the matter together as one class. However, each share of Series A Preferred Stock entitles the holder to cast the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible. As of the record date, each share of Series A Preferred Stock is entitled to 7.4 votes per share. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS APPROVE THE CONVERSION AGREEMENT.

                         CERTAIN FINANCIAL INFORMATION

     Shareholders are encouraged to review and consider carefully the financial information attached to this Proxy Statement in evaluating whether to approve the Conversion Agreement. The following portions of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 are attached to the Proxy Statement as Appendix C: (i) audited consolidated financial statements of the Company as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996; (ii) unaudited consolidated financial statements of the Company as of September 30, 1999 and for the three and nine months ended September 30, 1999; and (iii) Management's Discussion and Analysis of Financial Condition and Results of Operations.


                        INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Arthur Andersen LLP are expected to be present at the meeting and shall have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.


                           PROPOSALS BY STOCKHOLDERS

     Proposals by stockholders intended to be presented at the 2000 Transcend Annual Meeting (to be held in the Spring of 2000) must be forwarded in writing and received at the principal executive office of Transcend no later than December 11, 1999 directed to the attention of the Secretary, for consideration for inclusion in the Transcend's proxy statement for the Annual Meeting of Stockholders to be held in 2000. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

     In connection with the Company's Annual Meeting of Stockholders to be held in 2000, if the Company does not receive notice of a matter or proposal to be considered by February 24, 2000, then the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the Annual Meeting, if such matter or proposal is properly raised at the Annual Meeting and put to a vote.


                          ANNUAL REPORT ON FORM 10-K

     Additional information concerning the Company, including financial statements of the Company, is provided in the Company's Form 10-K for the fiscal year ended December 31, 1998. Copies of exhibits and basic documents filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, are available to stockholders who make written request therefor to the Company's Secretary, 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30326.


                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented for action at the Special Meeting. If any other matter should come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment of what is in the best interests of the Company.


                                         By Order of the Board of Directors

                                         /s/ Doug Shamon
                                         -------------------------------------
                                         Doug Shamon
                                         Secretary

Atlanta, Georgia
December 6, 1999

                                  APPENDIX A


                        CERTIFICATE OF AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                           TRANSCEND SERVICES, INC.


     TRANSCEND SERVICES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law ("DGCL") does hereby certify:

            FIRST: That the Board of Directors of this Corporation, by the unanimous written consent of its members in accordance with the provisions of
Section 141(f) of the DGCL, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed Certificate of Amendment of the Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and submitting said amendment to the shareholders of this Corporation for consideration thereof. The resolution setting forth the amendment is as follows:

                   RESOLVED, that the Certificate of Incorporation of the
            Corporation, as amended, be further by deleting Article IV thereof in its entirety and substituting the following in lieu thereof:

                                      "IV.

                   The total number of shares of common stock which the
            Corporation shall have authority to issue is Six Million (6,000,000), and the par value of such shares is Five Cents ($.05).

                   Effective with the filing of this Certificate of Amendment, each one share of the Corporation's Common Stock issued and outstanding on the Effective Date of this Certificate of Amendment shall be automatically changed without further action into one-fifth (1/5) of a fully paid and nonassessable share of the Corporation's Common Stock, provided that no fractional shares shall be issued pursuant to such change. The Company shall pay to each stockholder who would otherwise be entitled to a fractional share as a result of such change the cash value of such fractional share based upon the closing bid price per share of the Common Stock on the trading day preceding the Effective Date of this Certificate of Amendment as quoted by the Nasdaq National Market.

                   The total number of shares of preferred stock which the
            Corporation shall have the authority to issue is Twenty-One Million (21,000,000), and the par value of such shares is One Cent ($.01) per share. Such shares of such preferred stock may be issued by from time to time in one or more series, with the Board of Directors being hereby authorized to fix by resolution or resolutions the designation of the preferred stock and the rights, powers, preferences, and the relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting or consent, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware."

            SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL was voted in favor of such amendment.

            THIRD: That said Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

            FOURTH: This Certificate of Amendment shall become effective upon the time of its filing with the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL.

            IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on this ____ day of December, 1999.

                                TRANSCEND SERVICES, INC.



                                By:______________________________________
                                    Larry G. Gerdes,
                                    President and Chief Executive Officer

                                   APPENDIX B


                              CONVERSION AGREEMENT

     THIS AGREEMENT made and entered into as of this 10th day of November, 1999 by and among TRANSCEND SERVICES, INC., a Delaware corporation (the "Company"), and Larry G. Gerdes, Walter S. Huff, Jr., Donald L. Lucas Profit Sharing Trust DTD 1-1-84, Donald L. Lucas Trustee, and the Richard M. Lucas Foundation, the undersigned holders of term notes of the Company (individually, a "Holder" and collectively, the "Holders").

     WHEREAS, the Holders are the holders of those certain Promissory Notes (individually, a "Note," and collectively, the "Notes") issued by the Company and more fully described in Appendix A attached hereto; and

     WHEREAS, in connection with the restructuring of certain indebtedness of the Company, each of the Holders has agreed to exchange his or its Note for shares of the Company's Series B Convertible Preferred Stock, par value $0.01 per share, the terms of which shall be set forth in a Certificate of Designations to be filed with the Secretary of State of the State of Delaware substantially in the form of Appendix B attached hereto (the "Series B Preferred Stock"), all on the terms set forth in this Agreement;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by them, the parties hereto do hereby agree as follows:

     (1) Conversion of the Notes.  At any time on or before January 15, 2000, at
         -----------------------
the option of the Company, in its sole discretion and upon delivery by the Company of a notice to each of the Holders, each of the Notes shall be converted into the number of shares (the "Preferred Shares") of Series B Preferred Stock equal to the sum of the principal amount thereof plus the accrued but unpaid interest on such Note through the Conversion Date (as defined below) divided by $25.00 (the "Stated Value"). The date upon which the Company mails the above notice shall be referred to as the Conversion Date. From and after the Conversion Date, the Company shall have no liability to any person or entity with respect to any indebtedness (whether for principal, interest, premium or penalty) or any other obligations under the Notes, all such indebtedness being deemed discharged on the Conversion Date pursuant hereto. From and after the Conversion Date, and until the surrender of the Notes and cancellation thereof pursuant to the terms of the Notes, the Notes shall be deemed to represent the Preferred Shares as held in the name of the respective Holders on the stock transfer records of the Company.

     Pursuant to the notice referred to in the preceding paragraph, the Company shall notify the Holders that the conversion has occurred, and shall direct the Holders to deliver to the Company for cancellation the Notes. Upon receipt of the Notes, the Company shall promptly deliver to the Holders one or more certificates representing the Preferred Shares.

     (2) No Fractional Share Adjustments.  No fractional shares shall be issued
         -------------------------------
upon conversion of the Notes. Instead of any fractional shares of Series B Preferred Stock which would otherwise be issuable upon conversion of the Notes, the Company will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Stated Value.

     (3) Waiver of Notices.  Each of the parties hereto, by executing this
         -----------------
Agreement, does hereby waive any and all notices which are, or may be, required pursuant to the terms of the Notes, in connection with the conversion of the Notes provided for in this Agreement.

     (4) Representations and Warranties of the Company.  As an inducement to the
         ---------------------------------------------
Holders to enter into and perform this Agreement, the Company hereby represents and warrants as follows:

          (a) Outstanding Capital Stock.  As of the date of this Agreement, the
              -------------------------
     authorized capital stock of the Company consists of (i) 30,000,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), and (ii) 21,000,000 shares of Preferred Stock, $.01 par value, 212,800 of which have been designated as the Series A Convertible Preferred Stock and are issued and outstanding. No other shares of any class or series of Preferred Stock, other than the Series A Convertible Preferred Stock, are issued and outstanding as of the date hereof. No other class of capital stock of the Company is authorized or outstanding. As of the date of this Agreement, all of the issued and outstanding shares of capital stock of the Company are duly authorized and are validly issued, fully paid and nonassessable.

          (b) Reservation of Preferred Shares and Underlying Common Shares.
              ------------------------------------------------------------
     The Company shall (i) reserve and keep available for issuance such number of its authorized but unissued shares of Series B Preferred Stock as will be sufficient to permit the conversion in full of the Notes into Preferred Shares, and (ii) reserve and keep available for issuance such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion in full of the Preferred Shares into shares of Common Stock (the "Underlying Common Shares"). The Preferred Shares and the Underlying Common Shares that shall be so issuable shall, when issued upon conversion, be duly and validly issued and fully paid and non-assessable.

          (c) Binding Effect of Agreement.  This Agreement has been duly
              ---------------------------
     executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms. No consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any third party is necessary in order to enable the Company to enter into and perform its obligations hereunder.

          (d) SEC Documents.  The Company has furnished to each of the Holders,
              -------------
     true and complete copies of its filings with the Securities and Exchange Commission ("SEC") of (i) its report on Form 10-K for the year ended December 31, 1998, (ii) its Annual Report to its shareholders for the year ended December 31, 1998, (iii) its Proxy Statement dated April 9, 1999, and (iv) its reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999 (collectively, the "SEC Documents").

     (5) Representations and Warranties of the Holders.  As an inducement to the
         ---------------------------------------------
Company to enter into and perform this Agreement, each of the Holders hereby represents and warrants to the Company as follows:

          (a) Each of the Holders has carefully read this Agreement and, to the extent believed necessary, has discussed the representations, warranties and agreements which such Holder makes by signing it and the applicable limitations upon such Holder's resale of the Preferred Shares and the Underlying Common Shares (the Preferred Shares and the Underlying Common Shares are collectively referred to herein as the "Securities") with his or its counsel.

          (b) Each of the Holders is acquiring the Securities for such Holder's own account, with the intention of holding the Securities for investment, with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Securities; and shall not make any sale, transfer or other disposition of the Securities without registration under the 1933 Act, and any applicable securities laws of any state or unless an exemption from registration is available under those laws.

          (c) Each of the Holders represents that such Holder, if an individual, has adequate means of providing for his current needs and personal and family contingencies, has no need for liquidity in his investment in the Securities, and at the present time, could afford a complete loss of such investment.

          (d) Each of the Holders is an accredited investor as that term is defined in Section 501(a) under Regulation D promulgated by the Securities and Exchange Commission under the 1933 Act. Each of the Holders is financially able to bear the economic risk of this investment, including the ability to afford holding the Securities for an indefinite period.

          (e) The address shown under each of the Holders' signature at the end of this Agreement is the respective Holder's principal residence if he is an individual or its principal business address if a corporation or other entity.

          (f) Each of the Holders and/or his purchaser representative has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities.

          (g) Each of the Holders has received and read the SEC Documents, and understands the information contained therein including the risks of, and other considerations relating to the Securities.

          (h) Each of the Holders has made an independent evaluation of the merits of the investment and acknowledges the high risk nature of the investment.

          (i) Each of the Holders understands that the provisions of Rule 144 promulgated under the 1933 Act are not available to permit resales of the Securities, and that registration or compliance with some other registration exemption will be required.

          (j) Each of the Holders understands and agrees that stop transfer instructions will be given to the Company's transfer agent or the officer in charge of its stock records and noted on the appropriate records of the Company to the effect that the Securities may not be transferred out of such Holder's name unless it is established to the satisfaction of counsel for the Company that such transfer is in compliance with applicable securities laws. Each of the Holders further agrees that there will be placed on the certificates for the Securities, or any substitutions therefor, a legend stating in substance as follows, and such Holder understands and agrees that the Company may refuse to permit the transfer of the Securities out of its name and that the Securities must be held indefinitely in the absence of compliance with the terms of such legend:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE TRANSFERRED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSES, EXCEPT IN TRANSACTIONS REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO ANY PROPOSED TRANSFER OR DISPOSITION OF SUCH SECURITIES SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL FOR THE ISSUER."

     "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE. COPIES OF SUCH CERTIFICATE, SETTING FORTH THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF THE SECURITIES AND THE QUALIFICATIONS, LIMITATIONS, OR RESTRICTIONS OF SUCH PREFERENCES AND RIGHTS FOR THESE SECURITIES ARE AVAILABLE FOR INSPECTION AT THE OFFICES OF THE ISSUER WHICH WILL ALSO FURNISH THAT

     INFORMATION TO ANY HOLDER OF THE SECURITIES ON REQUEST IN WRITING AND WITHOUT CHARGE."

     Each of the Holders understands and agrees that the Company may refuse to permit the transfer of the Securities, and that such Holder may be required to hold the Securities indefinitely, in the absence of compliance with the terms of such legend.

          (k) Each of the Holders is not subscribing for the Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to such Holder in connection with investments in Securities generally.

     (6) Releases and Indemnities.  By its execution hereof, each of the Holders
         ------------------------
does hereby, on behalf of itself and its officers, directors, employees and agents, in their respective capacities as such (the "Holder Parties"), release and hold harmless the Company and its officers, directors, employees and agents, in their respective capacities as such (the "Company Parties"), from any and all liabilities, claims or obligations which the Company Parties, or any of them, may have to the Holder Parties, or any of them, arising from or in connection with the conversion of the Notes.

     (7) Governing Law.  This Agreement, and the rights and obligations of the
         -------------
parties hereunder, shall be construed and governed under the laws of the State of Georgia.

     (8) Counterparts.  This Agreement may be executed in counterparts, all of
         ------------
which together shall constitute one and the same instrument.

     (9) Effect of Headings.  The Section headings herein are for convenience
         ------------------
only, and shall not affect the construction hereof.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal, effective as of the date first above written.

                              "COMPANY"

                               TRANSCEND SERVICES, INC.

                              By: /s/ Larry G. Gerdes
                                  ----------------------------------------

                              Title: President and Chief Executive Officer


                              "HOLDERS"

                              By:   /s/ Larry G. Gerdes
                                    --------------------------------------
                              Name: Larry G. Gerdes
                              Address:  330 Argonne Drive
                                        Atlanta, GA 30305


                              By:   /s/ Walter S. Huff, Jr.
                                    --------------------------------------
                              Name: Walter S. Huff, Jr.
                              Address: 3353 Peachtree Road, N.E., Suite 1050
                                       Atlanta, GA 30326


                              DONALD L. LUCAS PROFIT SHARING TRUST DTD 1-1-84, DONALD L. LUCAS TRUSTEE

                              By:   /s/ Donald L. Lucas
                                    --------------------------------------
                              Name: Donald L. Lucas
                              Title: Successor Trustee
                              Address: 3000 Sand Hill Road, #3210
                                       Menlo Park, CA 94025


                              RICHARD M. LUCAS FOUNDATION

                              By:   /s/ Donald L. Lucas
                                    --------------------------------------
                              Name: Donald L. Lucas
                              Title: Chairman of the Board
                              Address:   3000 Sand Hill Road #3210
                                         Menlo Park, CA 94025

                                                                     APPENDIX  A
                                                                     -----------

          Description of Promissory Notes to be Surrendered by Holders

A)      Issued to:   Larry G. Gerdes
                  ------------------------------------------------

Issue date:   August 13, 1999
           -------------------------------------------------------

Principal amount:   $555,000
                 -------------------------------------------------

B)      Issued to:   Walter S. Huff, Jr.
                  ------------------------------------------------

Issue date:   August 13, 1999
           -------------------------------------------------------

Principal amount:   $750,000
                 -------------------------------------------------

C)      Issued to:  Donald L. Lucas Profit Sharing Trust DTD 1-1-84, Donald L.Lucas Trustee
                  -------------------------------------------------------------------------
Issue date:   August 13, 1999
           -------------------------------------------------------

Principal amount:   $117,000
                 -------------------------------------------------

D)      Issued to:   Richard M. Lucas Foundation
                  ------------------------------------------------

Issue date:   August 13, 1999
           -------------------------------------------------------

Principal amount:   $78,000
                 -------------------------------------------------


                                                                      APPENDIX B

                      SERIES B CONVERTIBLE PREFERRED STOCK

     1.   Designation; Rank. 62,500 shares of the preferred stock, $.01 par
          -----------------
value, stated value $25.00 per share (the "Stated Value"), of the Corporation are hereby constituted as a series of the preferred stock designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and having relative rights and preferences to all other classes and series of the capital stock of the Corporation as set forth herein. The Series B Preferred Stock shall rank junior to the Corporation's Series A Preferred Stock and senior to all other classes or series of capital stock of the Corporation except as permitted by Section 4(b) hereof.

     2.   Dividends.  The holders of the Series B Preferred Stock shall not
          ---------
be entitled to receive dividends.

     3.   Preference on Liquidation.
          -------------------------

          (a) Liquidation Preference for Series B Preferred Stock.  In the event
              ---------------------------------------------------
that the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution of the assets of the Corporation shall be made to the holders of shares of Common Stock or other Junior Securities (and no monies shall be set apart for such purpose) unless prior thereto, the holders of shares of Series B Preferred Stock shall have received from the assets of the Corporation an amount per share equal to the sum of $25.00 (the "Series B Liquidation Preference").

          (b) Pro Rata Payments.  If, upon any such liquidation, dissolution or
              -----------------
other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Series B Liquidation Preference for each share of Series B Preferred Stock then outstanding and the full liquidating payments on all Parity Securities, then the assets of the Corporation remaining after the distribution to holders of any Senior Securities of the full amounts to which they may be entitled shall be ratably distributed among the holders of Series B Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

          (c) Sale not a Liquidation.  Neither the voluntary sale, conveyance,
              ----------------------
exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

          (d) Notice of Liquidation.  Written notice of any liquidation,
              ---------------------
dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to any payment date specified therein, to the holders of record of the Series B Preferred Stock at their respective addresses as shall appear on the records of the Corporation.

     4.   Voting.
          ------

          (a) General Rights.  In addition to any voting rights provided in the
              --------------
Certificate of Incorporation or By-laws, the Series B Preferred Stock shall vote together with the Common Stock as a single class on all actions to be voted on by the stockholders of the Corporation. Each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (rounded down to the nearest whole share of Common Stock) into which each share of Series B Preferred Stock is then convertible. The holders of Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Corporation.

          (b) Special Voting Rights on Certain Corporate Actions.  The
              --------------------------------------------------
Corporation shall not, without the prior consent (in addition to any other vote or consent required by law, contract or otherwise) of the holders of seventy-five percent (75%) of the outstanding shares of Series B Preferred Stock, voting as a class in person or by proxy in writing or at a special meeting called for the purpose: (i) create or authorize any additional stock or any class or series unless the same ranks junior to the Series B Preferred Stock as to dividends, as to redemptions and as to the distribution of assets on dissolution, liquidation or winding up, whether voluntary or involuntary, or create or authorize any obligation or security convertible into shares of stock of any class or series unless the same ranks junior to the Series B Preferred Stock as to dividends, as to redemptions and as to the distribution of assets on dissolution, liquidation or winding up, whether voluntary or involuntary, whether any such creation or authorization shall be by means of amendment of the Certificate of Incorporation, this Certificate of Designations, merger, consolidation or otherwise; or (ii) amend, alter or repeal the Certificate of Incorporation, this Certificate of Designations or Bylaws, or file any directors' resolutions pursuant to the General Corporation Law of the State of Delaware, containing, in any such case, any provision which in any manner adversely affects the respective powers, designations, preferences or rights, or the qualifications, limitations or restrictions thereof, of the Series B Preferred Stock, (iii) agree to, or permit any subsidiary to agree to, any provision in any agreement that would impose any restrictions on the Corporation's right to make any redemption of or convert any of the Series B

Preferred Shares or otherwise prohibit the Corporation from honoring the exercise of any rights the holders of the Series B Preferred Shares now have or may hereafter have, or (iv) engage in any merger, share exchange, consolidation or reorganization which would result in the holders of Common Stock of the Corporation immediately prior to such transaction owning less than fifty percent (50%) of the Common Stock of the Corporation, or such surviving entity, immediately after such transaction.

     5.   Conversion.  The holders of Series B Preferred Stock shall have the
          ----------
right to convert all or a portion of such shares into fully paid and nonassessable shares of Common Stock or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof as follows:

          (a) Optional Conversion.  Subject to and upon compliance with the
              -------------------
provisions of this Section 5, a holder of shares of Series B Preferred Stock shall have the right without payment of any additional consideration, at the option of such holder, at any time or from time to time, to convert each of such shares into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share of Common Stock) obtained by dividing $25.00 by the Conversion Price then in effect and by surrender of such shares, such surrender to be made in the manner provided in paragraph (b) of this Section 5. The Common Stock issuable upon conversion of the shares of Series B Preferred Stock, when such Common Stock shall be issued in accordance with the terms hereof, are hereby declared to be and shall be duly authorized, validly issued, fully paid and nonassessable Common Stock held by the holders thereof.

          (b) Mechanics of Conversion.  Each holder of Series B Preferred Stock
              -----------------------
that desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series B Preferred Stock or Common Stock, accompanied by written notice to the Corporation setting forth the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued if such name or names shall be different than that of such holder. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance and delivery of shares of Common Stock in such name or names. Thereupon, the Corporation shall issue and deliver at such office on the fifth (5th) succeeding Business Day (unless such conversion is in connection with an underwritten public offering of Common Stock, in which event concurrently with such conversion) to such holder or on such holder's written order, (i) a certificate or certificates for the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder is entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted.

          Each conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares to be converted (except that if such conversion is in connection with an underwritten public offering of Common Stock, then such conversion shall be deemed to have been effected upon such surrender) so that the rights of the holder thereof as to the shares being converted shall cease at such time except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time.

          (c) Adjustment of the Conversion Price.  The Conversion Price shall be
              ----------------------------------
adjusted from time to time as follows:

               (i) Adjustment for Stock Splits and Combinations.  If the
                   --------------------------------------------
     Corporation at any time or from time to time after the Issue Date effects a subdivision of the outstanding Common Stock or combines the outstanding shares of Common Stock, then, in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted so that each holder of shares of Series B Preferred Stock shall have the right to convert its shares of Series B Preferred Stock into the number of shares of Common Stock which it would have owned after the event had such shares of Series B Preferred Stock been converted immediately before the happening of such event. Any adjustment under this Section 5(c)(i) shall become effective as of the date and time the subdivision or combination becomes effective.

               (ii) Reorganization, Reclassification, Merger or Consolidation.
                    ---------------------------------------------------------
     If the Corporation shall at any time reorganize or reclassify the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination) or consolidate with or merge into another corporation (where the Corporation is not the continuing corporation after such merger or consolidation), the holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock in whole or in part, the same kind and number of shares of stock and other securities, cash or other property (and upon the same terms and with the same rights) as would have been distributed to a holder upon such reorganization, reclassification, consolidation or merger had such holder converted its Series B Preferred Stock immediately prior to such reorganization, reclassification, consolidation or merger (subject to subsequent adjustments under Section 5(c) hereof). The Conversion Price upon such conversion shall be the Conversion Price that would otherwise be in effect pursuant to the terms hereof. Notwithstanding anything herein to the contrary, the Corporation will not effect any such reorganization, reclassification, merger or consolidation unless prior to the consummation thereof, the corporation who may be required to deliver any stock, securities or other assets upon the conversion of the Series B Preferred Stock shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the holders of the Series B Preferred Stock. A sale, transfer or lease of all or substantially all of the assets of the Corporation to another person shall be deemed a reorganization, reclassification, consolidation or merger for the foregoing purposes.

               (iii) Issuance of Common Stock at a Price Below Conversion
                     ----------------------------------------------------
     Price.  In case the Corporation at any time or from time to time shall
     ------
     issue after the Issue Date shares of its Common Stock (or securities convertible into its Common Stock) at a price per share (or having a conversion price per share) less than the Conversion Price (as defined in
     Section 8 below) per share of Common Stock, and in such case, the number of shares of Common Stock into which each share of the Series B Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to such event by (b) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to such event plus (II) the number of additional shares of Common Stock issued, and the denominator of which shall be the sum of (III) the number of shares of Common Stock outstanding immediately prior to such event plus (IV) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued would purchase at such Conversion Price on the date of such issuance. The adjustment contemplated by this section shall not be made for the first 250,000 shares of Common Stock issued upon exercise of stock options granted to employees or non-employee directors pursuant to plans in existence on the Issue Date provided, however, that the consideration received by the Corporation upon issuance is at least $2.00 per share.

               (iv)  Other Provisions Applicable to Adjustments under this
                     -----------------------------------------------------
     Section.  The following provisions shall be applicable to the making
     -------
     of adjustments of the shares of Common Stock into which the Series B Preferred Stock is convertible and the Conversion Price at which the Series B Preferred Stock is convertible provided for in this Section 5(c):

                         (A) When Adjustments to Be Made.  The adjustments
                             ---------------------------
                    required by this Section 5(c) shall be made whenever and as often as any event requiring an adjustment shall occur, except that any adjustment of the Conversion Price that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5(c)(i)) up to, but not beyond the date of conversion if such adjustment either by itself or with other adjustments not previously made amount to a change in the Conversion Price is less than $.05. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 5(c) and not previously made, would result in a minimum adjustment or on the date of conversion. For the purpose of any adjustment, any event shall be deemed to have occurred at the close of business on the date of its occurrence.

                         (B) Fractional Interests.  In computing adjustments
                             --------------------
                    under this Section 5(c), fractional interests in the Common Stock shall be taken into account to the nearest 1/10th of a share.

                         (C) Challenge to Good Faith Determination.  Whenever
                             -------------------------------------
                    the Board shall be required to make a determination in good faith of the fair value of any item under this Section 5(c), such determination may be challenged in good faith by a holder of Series B Preferred Stock and any dispute shall be resolved by an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holder. The fees of such investment banker shall be borne by such holder if the Corporation's calculation is determined to be correct and otherwise by the Corporation.

          (d) No Fractional Share Adjustments.  No fractional shares shall be
              -------------------------------
issued upon conversion of the Series B Preferred Stock. If more than one share of the Series B Preferred Stock is to be converted at one time by the same stockholder, the number of full shares issuable upon such conversion shall be computed on the basis of the aggregate amount of the shares to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price per share of Common Stock at the close of business on the day of conversion which such fractional share of Series B Preferred Stock would be convertible into on such date.

          (e) Shares to be Reserved.  The Corporation shall at all times reserve
              ---------------------
and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized but unissued Common Stock shall be insufficient to permit the conversion in full of the Series B Preferred Stock.

          (f) Taxes and Charges.  The Corporation will pay any and all issue or
              -----------------
other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of the Series B Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that of the Series B Preferred Stock, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (g) Closing of Books.  The Corporation will at no time close its
              ----------------
transfer books against the transfer of any shares of Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such shares of Series B Preferred Stock.

     6.   Shares to be Retired.  Any share of Series B Preferred Stock
          --------------------
converted, redeemed or otherwise acquired by the Corporation shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board as shares of preferred stock of one or more other series but not as shares of Series B Preferred Stock.

     7.   Restrictions on Transfer.  Prior to conversion as set forth in
          ------------------------
Section 5, the Series B Preferred Stock shall not be transferrable without the prior written consent of the Company, which consent shall not be unreasonably withheld.

     8.   Definitions.  As used herein, the following terms shall have the
          -----------
respective meanings set forth below:

          "Business Day" means any day that is not a Saturday, a Sunday or a day
           ------------
     on which banks are required or permitted to be closed in the State of Georgia.

          "Common Stock" means the Corporation's Common Stock, $.01 par value
           ------------
     per share, and any stock into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

          "Conversion Price" means the Conversion Price per share of Common
           ----------------
     Stock into which the Series B Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 5 hereof. The initial Conversion Price shall be the greater of (i) the average closing bid price of one share of Common Stock for the five (5) Business Days preceding the Issue Date or (ii) the closing bid price of one share of Common Stock on the day preceding the Issue Date.

          "Issue Date" means, as to any share of Series B Preferred Stock, the
           ----------
     date of original issuance thereof by the Corporation.

          "Junior Securities" means the Common Stock and any other class of
           -----------------
     capital stock or series of preferred stock hereafter created by the Corporation which does not expressly provide that it ranks senior to or pari passu with the Series B Preferred Stock as to dividends, other
     ---- -----
     distributions, liquidation preference or otherwise.

          "Parity Securities" mean any class of capital stock or series of
           -----------------
     preferred stock hereafter created by the Corporation which expressly provides that it ranks pari passu with the Series B Preferred Stock as to
                            ---- -----
     dividends, other distributions, liquidation preference or otherwise.

          "Person" or "person" shall mean an individual, partnership,
           ------      ------
     corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

          "Public Equity Offering" means an underwritten offering with gross
           ----------------------
     proceeds to the Corporation of at least $15 million pursuant to a registration statement that has been declared effective by the Commission (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Corporation).

          "Senior Securities" means the Corporation's Series A Convertible
           -----------------
     Preferred Stock and any class or series of capital stock, debt instrument or security convertible into capital stock or debt securities of the Corporation other than Parity Securities or Junior Securities.

          "Series B Liquidation Preference" shall have the meaning set forth in
           -------------------------------
     Section 3(a).

          "Series B Preferred Stock" shall have the meaning set forth in
           ------------------------
     Section 1.

     9.   Notices.  Except as may otherwise be provided for herein, all notices
          -------
referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given (i) upon receipt, in the case of a notice of conversion given to the Corporation as contemplated in Section 5(b) hereof, or
(ii) in all other cases, upon the earlier of (x) receipt of such notice, (y) three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (z) the Business Day following sending such notice by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to its offices at 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30342, Attention: Douglas A. Shamon, or to an agent of the Corporation designated as permitted by the Articles of Incorporation, or, if to any holder of the Series B Preferred Stock, to such holder at the address of such holder of the Series B Preferred Stock as listed in the stock record books of the Corporation.

                                  APPENDIX C

      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

      The following audited financial statements are filed with this proxy statement:

      Report of Arthur Andersen LLP, Independent Public Accountants

      Consolidated Balance Sheets at December 31, 1998 and 1997

      Consolidated Statements of Operations for the years ended December 31, 1998, 1997 and 1996

      Consolidated Statements of Stockholders' Equity for the years ended December 31, 1998, 1997 and 1996

      Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996

      Notes to Consolidated Financial Statements

      The following unaudited interim financial statements are filed with this proxy statement:

      Consolidated Balance Sheets as of September 30, 1999 and December 31, 1998

      Consolidated Statements of Operations for the Three Months Ended and the Nine Months Ended September 30, 1999 and 1998

      Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1999 and 1998

      Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Transcend Services, Inc.:

      We have audited the accompanying consolidated balance sheets of Transcend Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transcend Services, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                               /s/ Arthur Andersen LLP
                                               -----------------------
                                               Arthur Andersen LLP

Atlanta, Georgia
February 15, 1999

                           TRANSCEND SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                  ----------------------------
                                                       1998           1997
                                                  ------------    ------------
                   ASSETS

Current assets:
Cash and cash equivalents                         $    450,000    $  5,541,000
Accounts receivable, net of allowance for
  doubtful accounts of $389,000 in 1998
  and $163,000 in 1997                               8,231,000       4,965,000
Prepaid expenses and other current assets              915,000         979,000
                                                  ------------    ------------
Total current assets                                 9,596,000      11,485,000
                                                  ------------    ------------
Property and equipment:
  Computer equipment                                 9,527,000       5,780,000
  Software development                               1,862,000         736,000
  Furniture and fixtures                               217,000         183,000
                                                  ------------    ------------
  Property and equipment                            11,606,000       6,699,000
  Accumulated depreciation                          (4,304,000)     (3,277,000)
                                                  ------------    ------------
Property and equipment, net                          7,302,000       3,422,000
Deposits and other assets                              482,000         510,000
Goodwill and other intangible assets:
  Goodwill and other intangible assets               4,596,000       6,664,000
  Accumulated amortization                          (1,731,000)     (4,077,000)
                                                  ------------    ------------
Goodwill and other intangible assets, net            2,865,000       2,587,000
Net assets from discontinued operations              2,726,000       2,646,000
                                                  ------------    ------------
Total assets                                      $ 22,971,000    $ 20,650,000
                                                  ============    ============
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long term debt              $    458,000    $    108,000
Accounts payable                                     2,657,000         843,000
Accrued compensation and benefits                    1,933,000       2,399,000
Other accrued liabilities                            2,211,000       1,751,000
Deferred income taxes                                  113,000         113,000
                                                  ------------    ------------
Total current liabilities                            7,372,000       5,214,000
                                                  ------------    ------------
Long term debt, net of current maturities            5,547,000       4,983,000

Deferred income taxes                                  540,000         540,000

Convertible debentures                               2,000,000       2,000,000

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value; 21,000,000
  shares authorized Series A convertible
  preferred stock, 212,800 shares issued at
  December 31, 1998 and 1997                             2,000           2,000
Common stock, $.01 par value, 30,000,000 shares
  authorized 21,500,000 and 20,500,000 shares
  issued at December 31, 1998 and 1997                 215,000         205,000
Additional paid-in capital                          26,286,000      26,208,000
Retained deficit                                   (18,991,000)    (18,502,000)
                                                  ------------    ------------
Total stockholders' equity                           7,512,000       7,913,000
                                                  ------------    ------------
Total liabilities and stockholders' equity        $ 22,971,000    $ 20,650,000
                                                  ============    ============

--------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated statements.

                             TRANSCEND SERVICES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------------------
                                                          YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------
                                                ------------    ------------    ------------
                                                    1998            1997             1996
                                                ------------    ------------    ------------
Net revenues                                    $ 53,314,000    $ 43,413,000    $ 39,633,000
Direct costs                                      44,748,000      37,137,000      34,346,000
                                                ------------    ------------    ------------
   Gross profit                                    8,566,000       6,276,000       5,287,000
                                                ------------    ------------    ------------
Marketing and sales expenses                       2,238,000       2,065,000       2,480,000
General and administrative expenses                4,891,000       4,787,000       5,771,000
Research and development expenses                    260,000              --              --
Amortization expenses                                213,000         445,000         535,000
Non-recurring charges                                     --       2,338,000       1,700,000
                                                ------------    ------------    ------------
  Income (loss) from operations                      964,000      (3,359,000)     (5,199,000)
                                                ------------    ------------    ------------
Other expense:
   Interest expense, net                             521,000         433,000         262,000
   Other                                              61,000              --         200,000
                                                ------------    ------------    ------------
                                                     582,000         433,000         462,000
                                                ------------    ------------    ------------
Income (loss) before taxes and
discontinued operations                              382,000      (3,792,000)     (5,661,000)
Income taxes                                              --              --              --
                                                ------------    ------------    ------------
Income (loss) before discontinued
operations                                           382,000      (3,792,000)     (5,661,000)
Loss from discontinued operations                   (100,000)       (147,000)     (1,582,000)
                                                ------------    ------------    ------------
Net income (loss)                                    282,000      (3,939,000)     (7,243,000)
                                                ------------    ------------    ------------
Dividends on preferred stock                         479,000          59,000              --
                                                ------------    ------------    ------------
Net loss to common stockholders                 ($   197,000)   ($ 3,998,000)   ($ 7,243,000)
                                                ============    ============    ============
Basic and diluted amounts per share:
From continuing operations                       $      0.00    ($      0.19)   ($      0.29)
From discontinued operations                           (0.01)          (0.01)          (0.08)
                                                ------------    ------------    ------------
Net loss                                        ($      0.01)   ($      0.20)   ($      0.37)
                                                ============    ============    ============
Weighted average common shares
  outstanding                                     21,121,000      20,279,000      19,517,000
--------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

                            TRANSCEND SERVICES, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                       ADDITIONAL
                                         PREFERRED         COMMON        PAID-IN        RETAINED       STOCKHOLDERS'
                                           STOCK            STOCK        CAPITAL         DEFICIT           EQUITY
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995            $       --      $    189,000    $ 16,676,000    $ (7,167,000)   $  9,698,000
Issuance of 521,725 shares of
  Common Stock in private placement           --             5,000       2,441,000            --         2,446,000
Issuance of 87,805 shares of
  Common Stock in acquisitions                --             1,000            --           312,000         313,000
Issuance of 476,054 shares of
  Common Stock from exercise of
  options and other issuances                 --             5,000         863,000            --           868,000
Net loss                                      --              --              --        (7,243,000)     (7,243,000)
Distribution to former
  Stockholder/Owner                           --              --              --          (121,000)       (121,000)
                                      ----------------------------------------------------------------------------
Balance, December 31, 1996                    --           200,000      19,980,000     (14,219,000)      5,961,000
Issuance of 212,800 shares of
  Preferred Stock in private
  placement                                  2,000            --         5,318,000            --         5,320,000
Issuance of 461,848 shares of
  Common Stock from exercise
  of options and other issuances              --             5,000         910,000            --           915,000
Net loss                                      --              --              --        (3,998,000)     (3,998,000)
Distribution to former
  Stockholder/Owner                           --              --              --          (285,000)       (285,000)
                                      ----------------------------------------------------------------------------
Balance, December 31, 1997                   2,000         205,000      26,208,000     (18,502,000)      7,913,000
Issuance of 56,148 shares of
  Common Stock from exercise
  of options and other issuances              --             1,000         100,000            --           101,000
Net loss                                      --               --              --         (197,000)       (197,000)
Issuance of 920,000 shares of
  Common Stock in acquisitions                --             9,000          (9,000)       (292,000)       (292,000)
Adjustment for issuance costs
  for preferred stock in 1997                                              (13,000)                        (13,000)
                                      ----------------------------------------------------------------------------
Balance, December 31, 1998            $      2,000    $    215,000    $ 26,286,000    $(18,991,000)   $  7,512,000
                                      ============================================================================

--------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated statements.

                            TRANSCEND SERVICES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------
                                                                     YEARS ENDED DECEMBER 31,
                                                                 1998           1997          1996
                                                            ------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                     ($  197,000)   ($3,998,000)   ($7,243,000)
                                                            ------------------------------------------
     Adjustments to reconcile net loss to net cash used in
       operating activities:
     Depreciation and amortization                             1,790,000      1,667,000      1,460,000
     Non-recurring charges                                          --        2,338,000      1,700,000
     Loss related to discontinued operations                     100,000        147,000      1,582,000
     Preferred stock dividends                                   479,000         59,000           --
Changes in assets and liabilities:
     Accounts receivable, net                                 (2,962,000)    (1,164,000)      (333,000)
     Prepaid expenses                                           (137,000)      (432,000)      (235,000)
     Deposits and other assets                                   (61,000)      (339,000)       243,000
     Accounts payable                                          1,651,000     (1,211,000)       734,000
     Accrued liabilities                                        (674,000)       892,000        704,000
     Other                                                          --             --          (20,000)
                                                            ------------------------------------------
Total adjustments                                                186,000     (1,957,000)     5,835,000
Net cash used in continuing operations                           (11,000)    (2,041,000)    (1,408,000)
Net cash (used in) discontinued operations                      (180,000)      (215,000)    (1,745,000)
                                                            ------------------------------------------
Net cash used in operating activities                           (191,000)    (2,256,000)    (3,153,000)
                                                            ------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                     (5,362,000)    (2,108,000)    (1,428,000)
     Disposal and transfer of property                              --             --           11,000
     Cash acquired from acquisitions                              31,000           --           37,000
     Distribution to former shareholder/owner                       --         (285,000)      (121,000)
                                                            ------------------------------------------
Net cash (used in) provided by investing activities           (5,331,000)    (2,393,000)    (1,501,000)
                                                            ------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments on short-term debt                                  --             --         (100,000)
     Borrowings under line of credit agreement                   343,000      4,701,000      2,118,000
     Repayments on line of credit agreement                         --       (2,118,000)       (19,000)
     Borrowings from long-term debt                              702,000        104,000         98,000
     Principal payments long-term debt                          (236,000)      (336,000)      (218,000)
     Proceeds from private placement of preferred
       stock                                                        --        5,320,000           --
     Preferred stock dividends                                  (479,000)       (59,000)          --
     Proceeds from private placement of common stock                --             --        2,446,000
     Proceeds - stock options and other issuances                101,000        915,000        868,000
                                                            ------------------------------------------
Net cash provided by financing activities                        431,000      8,527,000      5,193,000
                                                            ------------------------------------------
Net increase in cash and cash equivalents                     (5,091,000)     3,878,000        539,000
Cash and cash equivalents, at beginning of year                5,541,000      1,663,000      1,124,000
                                                             =========================================
Cash and cash equivalents, at end of year                    $   450,000    $ 5,541,000    $ 1,663,000
                                                             =========================================
Supplemental cash flow information:
Cash paid for interest expense                               $   505,000    $   483,000    $   311,000
------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated statements.

                            TRANSCEND SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Transcend Services, Inc. and its wholly-owned subsidiary, Cascade Health Information Software, Inc. ("Cascade"), provide patient information management solutions to hospitals and other associated health care providers. These solutions include medical records department management, transcription of physicians' dictated medical notes, coding and compliance services, and state-of-the-art software for the management of patient information. The Company's wholly-owned subsidiary, Transcend Case Management, Inc. ("TCM"), provides case management services to insurance carriers, third party benefit administrators, and self-insured employers.

BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the Company's financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

      Accounts receivable are recorded net of an allowance for doubtful accounts established to provide for losses on uncollectible accounts based on management's estimates and historical collection. Charges for bad debts were $160,000, $100,000, and $101,000 in 1998, 1997, and 1996, respectively.

REVENUE AND COST RECOGNITION

      Service revenue is recognized monthly as the services are performed. Implementation fee revenue is recognized as services are performed, generally over the first four months of a Co-Sourcing contract. Software support and maintenance revenue is recognized monthly over the service period. Software sales revenue is recognized under the percentage of completion method of accounting. Service and implementation costs are expensed as incurred.

PROPERTY AND EQUIPMENT

      Property and equipment is stated at cost, less accumulated depreciation. Charges for depreciation of capital assets are computed using the straight-line method over their estimated useful lives, which range from three to five years.

      All costs in the software development process that are classified as research and development are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such costs are considered for capitalization. The Company's policy is to amortize these costs using the straight-line method over the remaining estimated economic life of the product, not to exceed five years. As of December 31, 1998, the software under development had not yet been put in use, accordingly, no charges for software amortization were recorded.

                            TRANSCEND SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

NOTES RECEIVABLE

      Notes receivable related to loans to certain employees and are secured by pledges of the Company's stock and stock options to acquire the Company's stock. Notes receivable were $405,000 at December 31, 1998 and $200,000 at December 31, 1997. The notes have a weighted average interest of 5.4 PERCENT PER ANNUM and have various maturity dates ranging through September 2002.

INCOME TAXES

      The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") NO. 109. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between tax basis of assets and liabilities and their reported amounts and for operating loss and tax credit carry-forwards.

GOODWILL AND OTHER INTANGIBLE ASSETS

      Goodwill and other intangible assets are amortized over periods ranging from three to thirty years. In accordance with SFAS NO.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company periodically evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors (such as a change in law or regulatory environment or forecasts showing changing long-term profitability) indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business unit's undiscounted net income over the remaining life of the goodwill to measure whether the goodwill is recoverable. In December 1997, the Company recorded a charge of $1.8 MILLION for the impairment of its goodwill associated with its subsidiary (see NOTE 3 of "Notes to Consolidated Financial Statements").

FAIR VALUE OF DEBT

      In accordance with SFAS NO.107, "Disclosures About Fair Value of Financial Investments," the fair value of short-term debt is estimated to approximate its carrying value. The fair value of long-term debt is estimated based on approximate market interest rates for similar issues. The estimated fair value of long-term debt at December 31, 1998 and 1997 was equal to the carrying amount included in the accompanying balance sheets.

EARNINGS PER COMMON SHARE AND COMMON SHARE EQUIVALENT

      In accordance with SFAS NO.128, "Earnings per Share," basic EPS is computed based on the weighted average number of shares of the Company's common stock outstanding. When the impact of common equivalent shares from stock options, warrants and convertible securities are anti-dilutive, they are not included in the computation of diluted EPS.

COMPREHENSIVE INCOME

      SFAS NO.130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. There were no components of comprehensive income which required reporting or display in the financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board issued SFAS NO.133, "Accounting For Derivative Instruments and Hedging Activities," which establishes standards for accounting for derivatives and hedging activities. SFAS NO.133 requires fair value reporting for derivatives and formalizes hedge criteria. SFAS NO.133 is effective for fiscal years beginning after January 1, 2000.

                            TRANSCEND SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

2. SEGMENT REPORTING

      The Company's identifiable business segments are patient information services, patient information software (Cascade), and case management services
(TCM). Below sets forth the results (in thousands) of the identifiable business segments of the Company, such results do not reflect allocations for income taxes, interest expense, amortization expense, and corporate expense to the business segments.

                PATIENT       PATIENT        CASE
              INFORMATION   INFORMATION    MANAGEMENT
(in thousands) SERVICES      SOFTWARE      SERVICES     CORPORATE   CONSOLIDATED
--------------------------------------------------------------------------------
REVENUES:

1998           $ 51,608      $  1,360      $    346     $      0       $ 53,314
1997           $ 41,552      $      0      $  1,861     $      0       $ 43,413
1996           $ 36,171      $      0      $  3,462     $      0       $ 39,633
--------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS:

1998           $  5,838      $    293      $     29     $ (5,196)      $    964
1997           $  4,856      $      0      $   (832)    $ (5,045)      $ (1,021)
1996           $  3,564      $      0      $   (728)    $ (6,335)      $ (3,499)
--------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:

1998           $ 16,380      $  1,254      $    281     $  5,056       $ 22,971
1997           $ 15,355      $      0      $    356     $  4,939       $ 20,650
1996           $ 11,177      $      0      $    730     $  4,650       $ 16,557
--------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION:

1998           $  1,127      $     14      $      4     $    645       $  1,790
1997           $    736      $      0      $    102     $    829       $  1,667
1996           $    464      $      0      $    132     $    864       $  1,460
--------------------------------------------------------------------------------
CAPITAL EXPENDITURES:

1998           $  4,651      $    331      $      0     $    380       $  5,362
1997           $  1,052      $      0      $      6     $  1,050       $  2,108
1996           $    568      $      0      $     23     $    837       $  1,428

3. NON-RECURRING CHARGES

      In December 1997, the Company recorded charges of $2.3 MILLION related to the carrying value of long-lived assets and assets to be disposed of and for restructuring of the Company's wholly-owned subsidiary, Transcend Case Management, Inc. The charges were comprised of (i) $1.8 MILLION related to the adjustment of goodwill associated with the Company's wholly-owned subsidiary, Transcend Case Management, Inc. ("TCM") (see NOTE 11 of "Notes to Consolidated Financial Statements"); (ii) $116,000 related to the Company's restructuring of TCM in December 1997; (iii) $350,000 for the write-off of the remaining receivable balance from AmHealth, Inc., see below, after learning that there was no possibility of collection on the receivable; and (iv) $75,000 related to the write-off of certain obsolete assets.

      In August 1996, the Company took a $1.7 MILLION charge for the write-down of a receivable related to the sale of a former subsidiary in September 1994 to AmHealth, Inc. In November 1996, AmHealth had its four Northern California operating entities (three clinics and its Employee Services Division) foreclosed on by the senior creditors. The operations were turned over to the senior creditors.

                            TRANSCEND SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

4. LONG-TERM DEBT

Long-term debt is summarized as follows at December 31, 1998 and 1997:

                                                                                1998           1997
-----------------------------------------------------------------------------------------------------
Notes payable, interest at 8.5 PERCENT monthly
   payments of principal and interest of
   $11,284 through May 19, 2000                                            $   170,000    $   286,000
Notes payable, 10 PERCENT interest payable quarterly
   annual principal payments of $35,000, matures April 15, 2000                 69,000        104,000
$180,000 revolving line of credit, interest computed
   at prime plus 1.75 PERCENT (9.5 PERCENT at December 31, 1998)               163,000           --
$10,000,000 credit facility, interest at 30 month treasury notes plus 5.5 PERCENT (10.2 PERCENT at December 31, 1998)
   monthly payments of principal and interest of $17,898
   through November 2003                                                       617,000           --
$5,000,000 revolving line of credit, interest at prime
   plus 2.25 PERCENT (10.0 PERCENT at December 31, 1998)
   matures May 31, 2000                                                      4,986,000      4,701,000
8 PERCENT convertible debentures, due August 15, 2000                        2,000,000      2,000,000
Total debt                                                                   8,005,000      7,091,000
Less: current maturities                                                      (458,000)      (108,000)
-----------------------------------------------------------------------------------------------------
Long-term debt                                                             $ 7,547,000    $ 6,983,000

Future principal payments on long-term debt as of December 31,
  1998 are follows:
-----------------------------------------------------------------------------------------------------
                                           1999                                           $   468,000
                                           2000                                             7,240,000
                                           2001                                               193,000
                                           2002                                               104,000
                                     thereafter                                                 - 0 -
-----------------------------------------------------------------------------------------------------
                                                                                          $ 8,005,000
-----------------------------------------------------------------------------------------------------

      Convertible debentures bear interest at 8 PERCENT, paid semi-annually, and are convertible into common stock at $3.50 per share. The debentures mature on August 15, 2000 and are convertible by the Company if the market value of Transcend's common stock equals or exceeds $10.50 per share for 30 consecutive trading days.

      The Company has a $5.0 MILLION credit agreement with Coast Business Credit ("Coast"), a division of Southern Pacific Thrift and Loan Association. The agreement provides the Company with a $4.7 MILLION working capital facility and a $300,000 capital expenditure facility secured by substantially all of the Company's assets. The working capital facility has been used to pay off the previous credit relationship with Silicon Valley Bank in full. These Coast facilities do not contain any financial covenants but contain restrictions from paying dividends and entering into financing arrangements without consent. Coast has consented to the payment of dividends related to the preferred stock and the master lease agreement discussed below and in NOTE 8 of "Notes to Consolidated Financial Statements".

      Funding limits under the agreement are determined by a funding formula. Under the original terms of the agreement, the funding formula is based on 1.5 to 2.0 times monthly contractual Co-Sourcing revenues and the average monthly receipts under long term transcription contracts, plus 80 PERCENT of other medical transcription receivables under 90 days (aging) under the working capital facility and up to $300,000 on new capital expenditures under the capital expenditure facility.

                            TRANSCEND SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

      These facilities are priced at prime plus 2.25 PERCENT declining to prime plus 1.75 PERCENT upon two consecutive quarters of achievement and ongoing maintenance of a debt service coverage ratio of not less than 1.5 measured on an earnings before interest, taxes, and amortization ("EBITA") basis. EBITA is used by Coast as an indicator of a company's ability to incur and service debt. EBITA should not be considered an alternative to operating income, net income, cash flows, or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance, or as a measure of liquidity. These facilities are secured by a first security interest on all Company assets.

      In February 1999, the Company amended its credit facility with Coast. Under the terms of the amendment, the facility was increased to $10.0 MILLION and the maturity date extended to May 31, 2001.

5. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

      Future minimum annual rental obligations under operating leases as of December 31, 1998 are follows:

--------------------------------------------------------------------------------
                               1999                   $   599,000
                               2000                       467,000
                               2001                       247,000
                               2002                       135,000
                               2003                        29,000
                         thereafter                         - 0 -
--------------------------------------------------------------------------------
                                                      $ 1,477,000
--------------------------------------------------------------------------------

      Rent expense was $582,000, $573,000, and $665,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

LITIGATION

      On September 17, 1993, the Company and its former subsidiaries, First Western Health Corporation and Veritas Healthcare Management, and the physician-owned medical groups, FWHC Medical Group, Inc. and Veritas Medical Group, Inc., which had contracts with the health care subsidiaries, initiated a lawsuit in the Superior Court of the State of California, County of Los Angeles, against 22 of the largest California workers' compensation insurance carriers (the "Lawsuit"). The Lawsuit was subsequently amended to name 13 defendant insurance groups including State Compensation Insurance Fund, Continental Casualty Company, California Compensation Insurance Company, Zenith National Insurance Corporation and Pacific Rim Assurance Company. The action seeks $115 MILLION in compensatory damages plus punitive damages. The plaintiffs claim abuse of process, intentional interference with contractual and prospective business relations, negligent interference and unlawful or unfair business practices which led to the discontinuation in April 1993 of the former business of the Company's subsidiaries and their contracting associated medical groups. Nine defendants in the Lawsuit have filed cross-complaints against the plaintiffs seeking restitution, accounting from the plaintiffs for monies previously paid by the defendants, disgorgement of profits, injunctive relief, attorneys' fees and punitive damages, based upon allegations of illegal corporate practice of medicine, illegal referral arrangements, specific statutory violations and related improper conduct. The Company and its counsel do not believe that it is likely that the Company will be held liable on any of the cross-complaints; however, there can be no assurance that the Company will be successful in the defense of the cross-complaints. In addition, there can be no assurance as to the recovery by the Company of the damages sought in its complaint against the defendants. The costs associated with the conduct of the Lawsuit cannot be ascertained with certainty but are expected to be substantial.

     On March 21, 1997, the Los Angeles County Superior Court sustained the defendant insurance companies' demurrer to the Third Amended and Supplemental Complaint of the Company and certain of its subsidiaries, without leave to further

                            TRANSCEND SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

amend the complaint. The Court determined in such ruling that exclusive jurisdiction with respect to the claims contained in the Lawsuit resides with the California Workers' Compensation Appeals Board and that the Superior Court of the State of California is an improper forum. The Company has been advised by counsel that there is no remedy for the damages claimed in the Lawsuit from the California Workers' Compensation Appeals Board. A final order dismissing the Lawsuit was issued by the Court on June 18, 1997. On June 25, 1998, the California Court of Appeals affirmed the Superior Court of the State of California's decision dismissing the case.

      Transcend then filed a Petition for Review with the California Supreme Court in July 1998. On September 25, 1998, the Supreme Court of the State of California agreed to review the decision of the California Court of Appeals. There can be no assurance that the Supreme Court of the State of California will overturn the decision of the California Court of Appeals.

      By stipulation, the carriers' cross-complaints against the plaintiffs were stayed pending resolution of the plaintiffs' appeal. The Company believes that the trial court's ruling, if not overturned by the California Supreme Court, also would result in dismissal of the cross-complaints. There can be no assurance, however, that such cross-complaints would be dismissed. The cross-complaints expose the Company to risk of liability which, if the Company is unsuccessful in the defense of such cross-complaints, could have a materially adverse impact on the Company's results of operations for a particular period. The Company believes it has adequate defenses to the cross-complaints.

      For the year ended December 31,1998, the Company expensed approximately $100,000 of legal expenses connected with the lawsuit. Under the original agreement with the Company's counsel of record in the Lawsuit, there was a cap on legal expenses and after December 1996, with respect to expenses incurred at the trial court level, the Company would only be responsible for out-of-pocket expenses and the payment to counsel of a percentage of any recovery of damages by the Company. However, in May 1997, the Company was notified that the partner principally responsible for the case was leaving the firm with which the Company contracted to handle the case. The Company has moved the representation to new counsel, which resulted in negotiation of a new fee arrangement requiring the Company to pay additional legal expenses incurred in connection with the appeal.

6. RETIREMENT PLAN

      The Company maintains a 401(k) retirement plan that covers substantially all eligible employees. Employees are eligible to contribute amounts to the plan subject to certain minimum and maximum limitations. The Company matches employee contributions on a discretionary basis as determined by the Company's Board of Directors. There have been no Company matches for 1998, 1997 and 1996.

7. TRANSACTIONS WITH RELATED PARTIES

      Certain members of the Company's Board of Directors and parties related to the Company's Board of Directors have participated in the following private offerings:

--------------------------------------------------------------------------------
OFFERING                         OFFERING DATE         PERCENT OF OFFERING

Common stock                     September 5, 1996     69 PERCENT
Convertible preferred stock      November 15,1997      64 PERCENT
--------------------------------------------------------------------------------

8. STOCKHOLDERS' EQUITY

      The Company has authorized 30,000,000 shares of common stock and 21,000,000 shares of preferred stock, $.01 par value.

      On November 14, 1997, the Company raised approximately $5.3 MILLION in cash through a private placement of 212,800 shares of newly issued Series A Convertible preferred stock (the "preferred stock"). The preferred stock has a $.01 par value, $25.00 stated value, and a dividend of 9 PERCENT payable quarterly. The shares of preferred stock are convertible into shares of common stock at any time at the option of the holder at a conversion price of $3.375 per share. Under certain circumstances the Company may, at its option, redeem the preferred stock on or after November 15, 1998, in whole or in part, at the redemption prices set forth below together with all accrued and unpaid dividends to the redemption date.

                            TRANSCEND SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

REDEMPTION DATES                                          REDEMPTION PRICES
--------------------------------------------------------------------------------
November 15, 1998 through November 14, 1999               109 PERCENT
November 15, 1999 through November 14, 2000               106 PERCENT
November 15, 2000 through November 14, 2001               103 PERCENT
November 15, 2001 and after                               100 PERCENT

      The holders of the Preferred Stock may convert the preferred stock into shares of common stock within 60 days following the Company's notice of redemption.

      On September 5, 1996, the Company raised approximately $2.4 MILLION in a private placement of common stock and warrants to purchase common stock. A total of 522,000 shares of common stock were sold at a price of $4.44 per share and a total of 522,000 warrants were sold at a price of $0.25 per warrant to 20 investors. The $4.44 price represents the ten-day average of the closing price of the Company's common stock prior to the board meeting approving the private placement. The securities issued in the private placement were issued in reliance on certain exemptions from registration under federal and state securities laws. The shares of common stock underlying the warrants and the common stock issued in the private placement carry piggyback registration rights, subject to certain limitations, in the event the Company proposes to register the sale of any of its securities for its own account or for the account of its stockholders.

9. STOCK OPTION AND WARRANTS

      The Company has established a stock option plan for the employees of the Company. The plan provides for the issuance of incentive stock options and non-statutory options. Under this plan, options are granted for the Company's common stock at the approximate fair value, as defined in the option agreement.

      The following is a summary of stock option transactions:

                                                                                       WEIGHTED
                                                                          AVERAGE       AVERAGE
                                                                            PRICE         PRICE
                                                       OPTIONS          PER SHARE     PER SHARE
------------------------------------------------------------------------------------------------------------------------
Options outstanding December 31, 1995                 1,505,000                           $2.43
Granted                                                 241,000    $4.00 to $11.38         6.79
Forfeited                                              (222,000)       .30 to 7.13         5.01
Exercised                                              (398,000)       .07 to 3.50         1.75
------------------------------------------------------------------------------------------------------------------------
Options outstanding December 31, 1996                 1,126,000                            2.83
Granted                                                 679,000        .01 to 4.88         2.91
Forfeited                                              (134,000)      1.87 to 5.75         3.80
Exercised                                              (428,000)       .01 to 4.25         2.24
------------------------------------------------------------------------------------------------------------------------
Options outstanding December 31, 1997                 1,243,000                            3.11
Granted                                                 544,000       2.00 to 3.88         2.88
Forfeited                                              (253,000)      .05 to 11.38         3.99
Exercised                                               (11,000)     $.05 to $2.75         2.45
------------------------------------------------------------------------------------------------------------------------
Options outstanding December 31, 1998                 1,523,000                           $2.96
Options eligible for exercise December 31, 1998         739,000

      At December 31, 1998, there were a total of 461,000 shares of common stock available for grant.

      On April 30, 1996, the Company granted a warrant to purchase shares of its common stock to Silicon Valley Bank, a California-chartered bank, in connection with two credit facilities the Company established with Silicon Valley East, a Division of Silicon Valley Bank. The warrant entitles the holder to purchase an aggregate of 25,000 shares of the Company's common stock, subject to certain adjustments, at an exercise price of $11.25 per share and expires April 30, 2001.

      On April 3, 1997, the Company granted a warrant to purchase shares of its common stock to Coast Business Credit.

                            TRANSCEND SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

      The warrant entitles the holder to purchase an aggregate of 15,000 shares of the Company's common stock, subject to certain adjustments, at an exercise price of $4.625 per share and expires April 30, 2001.

      In connection with the private placement of common stock on September 5, 1996, the Company sold 522,000 warrants to purchase common stock (see NOTE 8 of "Notes to Consolidated Financial Statements"). The warrants have a five year term and are exercisable at a price of $4.44 per share, are redeemable by the Company at any time with thirty days notice (during which time the holder may exercise the warrants) at an exercise price of $4.44 and are not transferable. The shares of common stock underlying the warrants and the common stock issued in the private placement carry piggyback registration rights, subject to certain limitations, in the event the Company proposes to register the sale of any of its securities for its own account or for the account of its shareholders.

      The Company has elected to account for its stock-based compensation plans under APB Opinion NO. 25, under which no compensation cost has been recognized by the Company. However, the Company has computed, for pro forma disclosure purposes, the value of all options for shares of the Company's common stock granted during 1998 and 1997 to employees and non-employee directors of the Company using the Black-Scholes option-pricing model and the following weighted average assumptions:

--------------------------------------------------------------------------------
                                        1998             1997            1996
Risk-free interest rate        4.60% - 5.91%    5.33% - 6.72%   5.08% - 7.89%
Expected dividend yield                    0                0               0
Expected lives                    four years       four years      four years
Expected volatility                     0.70             0.70            0.70
--------------------------------------------------------------------------------

      The total fair value of the options granted during the years ended December 31, 1998, 1997 and 1996 was computed as approximately $701,000, $920,000, and $517,000 respectively, which would be amortized over the vesting period of the options. If the Company had accounted for these plans in accordance with SFAS NO. 123, the Company's reported pro forma net loss for the years ended December 31,1998, 1997 and 1996 would have been as follows:

--------------------------------------------------------------------------------
                                        1998             1997           1996
NET LOSS:
     As reported                      $(197,000)     $(3,998,000)   $(7,243,000)
     Pro forma                        $(714,000)     $(4,348,000)   $(7,372,000)
BASIC AND DILUTED NET LOSS PER
  COMMON SHARE:
     As reported                      $   (0.01)     $     (0.20)   $     (0.37)
     Pro forma                        $   (0.03)     $     (0.21)   $     (0.38)
--------------------------------------------------------------------------------

      The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

----------------------------------------------------------------------------------------------------------
OPTIONS OUTSTANDING                                                     OPTIONS EXERCISABLE

                                              WEIGHTED
ACTUAL                        NUMBERS           AVERAGE         WEIGHTED            NUMBER        WEIGHTED
RANGE OF               OUTSTANDING AT         REMAINING          AVERAGE    EXERCISABLE AT         AVERAGE
EXERCISE PRICE      DECEMBER 31, 1998  CONTRACTUAL LIFE   EXERCISE PRICE DECEMBER 31, 1998  EXERCISE PRICE
----------------------------------------------------------------------------------------------------------
$ 0.00 - $ 0.05                 8,000         7.8 years        $    0.02             5,000       $    0.03
$ 1.88 - $ 2.94               959,000         7.6 years        $    2.34           457,000       $    2.22
$ 3.00 - $ 5.63               529,000         8.3 years        $    3.72           250,000       $    3.84
$ 11.25 - $ 11.38              27,000         7.3 years        $   11.25            27,000       $   11.25
----------------------------------------------------------------------------------------------------------
$ 0.00 - $ 11.38            1,523,000         7.8 years        $    2.96           739,000       $    3.08

                            TRANSCEND SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

10. INCOME TAXES

      The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities as of December 31, 1998 and 1997, were as follows:

DEFERRED TAX LIABILITIES:                         1998             1997
--------------------------------------------------------------------------------
Equipment and leasehold                      $  (334,000)      $  (110,000)
Intangible assets                                (48,000)         (136,000)
Discontinued operations                       (1,064,000)       (1,032,000)
Exercise of stock options                       (325,000)         (320,000)
--------------------------------------------------------------------------------
                                             $(1,771,000)      $(1,598,000)
DEFERRED TAX ASSETS:
--------------------------------------------------------------------------------
Net operating loss carry-forwards              7,228,000         7,222,000
Cash-basis deferral                              110,000           110,000
Accrued liabilities                              264,000           191,000
Valuation allowance                           (6,484,000)       (6,578,000)
--------------------------------------------------------------------------------
Net deferred tax (liabilities)               $  (653,000)      $  (653,000)

      At December 31, 1998, the Company had net operating loss carry-forwards of approximately $18,533,000 which may be used to reduce future income taxes. If not utilized these carry-forwards will begin to expire in 2008. The Company has established a valuation allowance of $6,484,000 and $6,578,000 at December 31, 1998 and 1997, respectively due to the uncertainty regarding the realizability of certain deferred tax assets, including its net operating loss carry-forward.

RECONCILIATION OF TAX RATES:                        1998        1997        1996
--------------------------------------------------------------------------------
Federal                                             34%         34%         34%
State                                                5%          5%          5%
Net operating loss carry-forwards                    0%          0%          0%
Valuation allowance                                (39%)       (39%)       (39%)
--------------------------------------------------------------------------------
Effective tax rate                                   0%          0%          0%

11. ACQUISITIONS AND DIVISITURES

      On June 19, 1996, the Company acquired 100 PERCENT of the capital stock of Greiner's Medical Transcription, Inc. for 87,805 shares of Transcend common stock. On June 28, 1996, the Company acquired 100 PERCENT of the capital stock of Express Medical Transcription, Inc. for 230,000 shares of Transcend common stock. On April 16, 1997, the Company acquired 100 PERCENT of the capital stock of DocuMedX, Inc., a Washington corporation for 608,800 shares of the Company's common stock. The consolidated financial statements have been restated to reflect the acquisition of Express Medical Transcription, Inc. and DocuMedX, Inc. under the pooling of interests method of accounting.

      On March 16, 1998, Transcend sold the net assets of Transcend Case Management, Inc., its wholly-owned subsidiary, to TCM Services, Inc., a wholly-owned subsidiary of CORE. Under the terms of the sale, the purchase price was to be paid based upon an earn-out formula with payment due to Transcend no earlier than March 1999. Other provisions of the sale allowed CORE to discontinue the operations of TCM Services, Inc., under certain circumstances, in advance of the earn-out payment to Transcend. However, the agreement also provided Transcend with the option to protect its interest in the earn-out payment by re-acquiring the business in the event of CORE's discontinuing the operations of TCM Services, Inc.

      Upon receipt of CORE's notice that it would discontinue the operations of TCM Services, Inc., Transcend gave notice to CORE of its intent to exercise its option to re-acquire the business with a full reservation of rights. On December 23, 1998, Transcend acquired the net assets of TCM Services, Inc. The Company accounted for the transaction under the purchase method of accounting and recorded approximately $281,000 in tangible assets and $1,091,000 in goodwill.

                            TRANSCEND SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

      On June 1, 1998, Transcend completed the acquisition of Health Care Information Systems, Inc. ("HCIS"). The acquisition was accounted for under the pooling of interests method of accounting, however, the Company did not restate prior periods as amounts are immaterial. Transcend has merged HCIS into a newly formed wholly-owned subsidiary, Cascade Health Information Software, Inc. ("Cascade"), the product name formerly used by HCIS and widely recognized in the industry.

12. DISCONTINUED OPERATIONS

      The net loss and net assets from discontinued operations relate to the operations of the Company's former subsidiaries, First Western Health Corporation and Veritas Health Management, which ceased operations as of April 30, 1993. Net loss from discontinued operations represents costs for legal proceedings associated with the $115 MILLION civil lawsuit (the "Lawsuit") filed by the Company (see note 5 of "Notes to Consolidated Financial Statements"). The net assets related to discontinued operations relate to receivables from certain workers compensation insurance carriers from the Company's former subsidiaries, net of reserves for collection liabilities. Charges for legal expenses connected with the Lawsuit were $100,000 in 1998, $147,000 in 1997, and $1,582,000 in
1996. All future out-of-pocket legal expenses will continue to be expensed on a current basis going forward.

      The net accounts receivable from the discontinued operations represent reimbursements that are owed the Company by certain insurance companies from applicant/legal evaluation services. The Company has filed liens for all of the gross accounts receivable outstanding as of December 31, 1998 with the California Workers' Compensation Appeals Board ("WCAB") due to lack of timely payment by the insurance companies. While lien claimants are supposed to be paid immediately, they are not entitled to a determination on the lien by an administrative court until there has been a hearing on the employee's underlying case. Accordingly, if an insurer fails to pay a medical/legal provider's bill as required and continues to dispute payment after the filing of a lien, the provider may have to wait years until the injured worker's health status reaches the point that entitlement to benefits may be determined. In addition, after the WCAB has made a determination as to payment, backlogs in the system often create delays of several years before an order for payment can be obtained. The situation is analogous to the several years or longer that it often takes in the civil court system to obtain judgement after filing an action.

      At December 31, 1998, the net assets related to the discontinued operations were $2,726,000, consisting of $5,807,000 of gross accounts receivable offset by reserves for collection liabilities of $3,090,000. Substantially all of the gross accounts receivable are subject to stays, as discussed below, pending the resolution of the Lawsuit. Although it may take a number of years, the Company does not believe that there is any dispute as to the Company's ability to attempt collection on the liens. The Company expects to collect the receivables not subject to stays over the next several years. During 1998, the Company collected approximately $33,000 on the receivables not subject to stays and wrote off approximately $1,000.

      Four insurers that are defendants in the Lawsuit have obtained stays of the proceedings before the WCAB, pending resolution of the Lawsuit. The Company believes that it will be able to collect such accounts as the stays of proceedings only impact the timing of the Company's collection, not the insurance companies' legal obligation to pay for the services rendered.

      In estimating net assets related to discontinued operations, the Company believes that it has made adequate provisions as to the estimated amount of gross receivables that the Company can expect to collect upon resolution of the disputed receivables by the WCAB. The Company will continue to reevaluate the valuation of the net assets related to discontinued operations on an ongoing basis. Any such reevaluation could result in an adjustment that may potentially be material to the carrying value of the asset.

                           TRANSCEND SERVICES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                                                         September 30, 1999        December 31, 1998
                                                                                         ------------------        -----------------
                                    ASSETS
Current assets:
Cash and cash equivalents                                                                   $      67,000            $    450,000
Accounts receivable, net of allowance for doubtful accounts
  of $872,000 in 1999 and $389,000 in 1998                                                      7,220,000               8,231,000
Prepaid expenses and other current assets                                                         781,000                 915,000
                                                                                            -------------            ------------
Total current assets                                                                            8,068,000               9,596,000
                                                                                            -------------            ------------

Property and equipment:
  Computer equipment                                                                            9,964,000               9,527,000
  Software development                                                                          2,517,000               1,862,000
  Furniture and fixtures                                                                          265,000                 217,000
                                                                                            -------------            ------------
  Property and equipment                                                                       12,746,000              11,606,000
  Accumulated depreciation                                                                     (5,740,000)             (4,304,000)
                                                                                            -------------            ------------
Property and equipment, net                                                                     7,006,000               7,302,000
Deposits and other assets                                                                         519,000                 482,000
Goodwill and other intangible assets:
  Goodwill and other intangible assets                                                          4,596,000               4,596,000
  Accumulated amortization                                                                     (2,050,000)             (1,731,000)
                                                                                            -------------            ------------
Goodwill and other intangible assets, net                                                       2,546,000               2,865,000
Net assets from discontinued operations                                                         2,692,000               2,726,000
                                                                                            -------------            ------------
Total assets                                                                                $  20,831,000            $ 22,971,000
                                                                                            =============            ============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt                                                        $     423,000            $    458,000
Short-term Notes to Directors                                                                   1,500,000                       -
Accounts payable                                                                                2,328,000               2,657,000
Accrued compensation and benefits                                                               2,800,000               1,933,000
Other accrued liabilities                                                                       1,824,000               2,211,000
Deferred income taxes                                                                             113,000                 113,000
                                                                                            -------------            ------------
Total current liabilities                                                                       8,988,000               7,372,000

Long term debt, net of current maturities                                                       5,185,000               5,547,000
Deferred income taxes                                                                             539,000                 540,000
Convertible debentures                                                                          2,000,000               2,000,000
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value; 21,000,000 shares authorized Series A convertible preferred stock, 212,800 shares issued at September 30,
  1999 and December 31, 1998                                                                       2,000                   2,000
Common Stock, $.01 par value; 30,000,000 shares authorized 22,093,000
  issued at September 30, 1999  and 21,500,000 at December 31, 1998                              221,000                 215,000
Additional paid-in capital                                                                    26,943,000              26,286,000
Subscription receivable, stockholder                                                            (620,000)                      -
Retained deficit                                                                             (22,427,000)            (18,991,000)
                                                                                            ------------            ------------
Total stockholders' equity                                                                     4,119,000               7,512,000
                                                                                            ------------            ------------
Total liabilities and stockholders' equity                                                  $ 20,831,000            $ 22,971,000
                                                                                            ============            ============
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

                           TRANSCEND SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                       Three Months Ended September 30,       Nine Months Ended September 30,
                                                       --------------------------------       -------------------------------
                                                            1999             1998                   1999           1998
                                                         -----------      -----------            -----------    -----------
Net revenues                                             $12,904,000      $14,030,000            $39,770,000    $39,235,000
Direct costs                                              11,539,000       11,685,000             34,970,000     32,627,000
                                                         -----------      -----------            -----------    -----------
     Gross profit                                          1,365,000        2,345,000              4,800,000      6,608,000

Marketing and sales expenses                                 593,000          585,000              1,763,000      1,566,000
General and administrative expenses                        1,418,000        1,187,000              4,678,000      3,352,000
Research and development expenses                            160,000          105,000                546,000        134,000
Amortization expenses                                         63,000           45,000                190,000        167,000
                                                         -----------      -----------            -----------    -----------
    Income (loss) from operations                           (869,000)         423,000             (2,377,000)     1,389,000
                                                         -----------      -----------            -----------    -----------

Other expense:
    Interest expense, net                                    217,000          170,000                625,000        375,000
    Other                                                          -                -                      -         60,000
                                                         -----------      -----------            -----------    -----------

Income (loss) before taxes and discontinued operations    (1,086,000)         253,000             (3,002,000)       954,000
Income taxes                                                       -                -                      -              -
                                                         -----------      -----------            -----------    -----------
Income (loss) before discontinued operations              (1,086,000)         253,000             (3,002,000)       954,000

Loss from discontinued operations                            (27,000)         (22,000)               (73,000)       (54,000)
                                                         -----------      -----------            -----------    -----------
Net income (loss)                                        $(1,113,000)     $   231,000            $(3,075,000)   $   900,000
                                                         ===========      ===========            ===========    ===========

Dividends on preferred stock                                 120,000          120,000                360,000        359,000
                                                         ===========      ===========            ===========    ===========
Net income (loss) to common stockholders                 $(1,233,000)     $   111,000            $(3,435,000)   $   541,000
                                                         ===========      ===========            ===========    ===========
Basic income (loss) per share:
    From continuing operations                           $     (0.05)     $      0.01            $     (0.15)   $      0.03
    From discontinued operations                               (0.01)           (0.00)                 (0.01)         (0.00)
                                                         ===========      ===========            ===========    ===========
Net income (loss)                                        $     (0.06)     $      0.01            $     (0.16)   $      0.03
                                                         ===========      ===========            ===========    ===========

Weighted average shares outstanding                       22,093,000       21,514,000             21,917,000     20,882,000
                                                         ===========      ===========            ===========    ===========
Diluted income (loss) per share
    From continuing operations                           $     (0.05)     $      0.01            $     (0.15)   $      0.03
    From discontinued operations                               (0.01)           (0.00)                 (0.01)         (0.00)
                                                         ===========      ===========            ===========    ===========
Net income (loss)                                        $     (0.06)     $      0.01            $     (0.16)   $      0.03
                                                         ===========      ===========            ===========    ===========

Weighted average shares outstanding                       22,093,000       21,643,000             21,917,000     20,978,000
                                                         ===========      ===========            ===========    ===========

---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

                           TRANSCEND SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                    Nine Months Ended September 30,
                                                                                  ----------------------------------
                                                                                     1999                   1998
                                                                                  -----------            -----------
Cash flows from operating activities:
Net Income (Loss)                                                                 $(3,435,000)           $   541,000
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
     Depreciation and amortization                                                  1,799,000              1,254,000
     Loss related to discontinued operations                                           73,000                 54,000
     Preferred stock dividends                                                        360,000                359,000
Changes in assets and liabilities:
     Accounts receivable, net                                                       1,011,000             (3,375,000)
     Prepaid expenses                                                                 134,000               (402,000)
     Deposits and other assets                                                        (37,000)              (286,000)
     Accounts payable                                                                (329,000)             1,839,000
     Accrued liabilities                                                              601,000                384,000
                                                                                  -----------            -----------
     Total adjustments                                                              3,612,000               (173,000)
                                                                                  -----------            -----------
Net cash provided by (used in) continuing operations                                  177,000                368,000

Net cash used in discontinued operations                                              (37,000)              (111,000)
                                                                                  -----------            -----------
Net cash provided by (used in) operating activities                                   140,000                257,000
                                                                                  -----------            -----------
Cash flows from investing activities:
     Capital expenditures                                                          (1,706,000)            (4,327,000)
     Disposal of property                                                             400,000                      -
     Cash acquired from acquisitions                                                        -                 31,000
                                                                                  -----------            -----------
Net cash used in investing activities                                              (1,306,000)            (4,296,000)
                                                                                  -----------            -----------
Cash flows from financing activities:
     Repayments under line of credit agreement                                       (145,000)               (60,000)
     Borrowings from short-term debt                                                1,500,000                      -
     Borrowings from long-term debt                                                         -                917,000
     Principle payments on long-term debt                                            (255,000)              (188,000)
     Preferred stock dividends                                                       (360,000)              (359,000)
     Net Proceeds-stock options and other issuances                                    43,000                 26,000
                                                                                  -----------            -----------
Net cash provided by (used in) financing activities                                   783,000                336,000
                                                                                  -----------            -----------

Net increase (decrease) in cash and cash equivalents                                 (383,000)            (3,703,000)
Cash and cash equivalents, at beginning of period                                     450,000              5,541,000
                                                                                  -----------            -----------
Cash and cash equivalents at end of period                                        $    67,000            $ 1,838,000
                                                                                  ===========            ===========
Supplemental cash flow information:
Cash paid for interest expense                                                    $   662,000            $   439,000

--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

                           TRANSCEND SERVICES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          September 30, 1999 and 1998
                                  (Unaudited)

(1) The accompanying consolidated financial statements are unaudited and have been prepared by management of Transcend Services, Inc. (the "Company") in accordance with the rules and regulations of the Securities and Exchange Commission. The unaudited financial information furnished herein in the opinion of management reflects all adjustments, which were of a normal recurring nature, which are necessary to fairly state the Company's financial position, the results of its operations and its cash flows. For further information refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-K for the year ended December 31, 1998. Footnote disclosure, which would substantially duplicate the disclosure contained in those documents, has been omitted.

(2) The Company has no components of comprehensive income (loss) other than net income (loss) for the nine-month periods ended September 30, 1999 and 1998.

(3) Segment Reporting

    The Company's identifiable business segments are patient information services, patient information software (Cascade), and case management services
(TCM). The table below sets forth the results (in thousands) of the identifiable business segments of the Company, such results do not reflect allocations for income taxes, interest expense, amortization expense, and corporate expense to the business segments.

                     For Three Months Ended September 30,

                                      PATIENT        PATIENT          CASE
                                    INFORMATION    INFORMATION     MANAGEMENT     SALES AND
(in thousands)                       SERVICES       SOFTWARE        SERVICES      CORPORATE     CONSOLIDATED
------------------------------------------------------------------------------------------------------------
REVENUES:
1999                                 $ 12,307        $ 454           $ 143            $ 0        $ 12,904
1998                                 $ 13,362        $ 668             $ 0            $ 0        $ 14,030
------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS):
1999                                    $ 201       $ (137)          $ (45)      $ (1,132)       $ (1,113)
1998                                    $ 969        $ 241             $ 0         $ (979)          $ 231
------------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION:
1999                                    $ 389         $ 25             $ 5          $ 132           $ 551
1998                                    $ 287          $ 7             $ 0          $ 155           $ 449
------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES:
1999                                    $ 527         $ 39             $ 0           $ 25           $ 591
1998                                  $ 1,815        $ 126             $ 0          $ 176         $ 2,117

                                   For Nine Months Ended September 30,

                                      PATIENT        PATIENT          CASE
                                    INFORMATION    INFORMATION     MANAGEMENT     SALES AND
(in thousands)                       SERVICES       SOFTWARE        SERVICES      CORPORATE     CONSOLIDATED
------------------------------------------------------------------------------------------------------------
REVENUES:
1999                                 $ 37,414      $ 1,762           $ 594            $ 0        $ 39,770
1998                                 $ 38,137        $ 752           $ 346            $ 0        $ 39,235
------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS):
1999                                  $ 1,417         $ (6)          $ (36)      $ (4,450)       $ (3,075)
1998                                  $ 4,644        $ 216            $ 22       $ (3,982)          $ 900
------------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION:
1999                                  $ 1,123         $ 45            $ 13          $ 618         $ 1,799
1998                                    $ 767          $ 7             $ 4          $ 476         $ 1,254
------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES:
1999                                  $ 1,374        $ 134             $ 0          $ 198         $ 1,706
1998                                  $ 3,796        $ 158             $ 0          $ 373         $ 4,327

(4) On March 23, 1999 the Company sold 500,000 unregistered shares of Transcend Common Stock to certain executive officers at the then current market value. In connection with the sales, the executive officers issued promissory notes to the Company totaling $620,000. The issuances of the promissory notes were non-cash transactions.

(5) On August 16, 1999, the Company received bridge financing of $1,500,000 predominantly from certain Directors of the Company in exchange for unsecured promissory notes, with interest at 10% per annum, which mature January 15, 2000. (See "Liquidity and Capital Resources" of Item 2.)

(6) Net income (loss) per share is computed in accordance with SFAS No. 128 "Earnings per Share." Basic and diluted net loss per share are the same in the three and nine month periods ended September 30, 1999 because the Company's potentially dilutive securities are antidilutive in such periods. A reconciliation of basic net income per share and diluted net income per share for the three and nine months ended September 30, 1998 is as follows:

                                                             Three Months Ended       Nine Months Ended
                                                             September 30,1998        September 30,1998
                                                             ------------------       -----------------
INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS                    $   253,000              $   954,000

LOSS FROM DISCONTINUED OPERATIONS                                   (22,000)                 (54,000)
                                                                -----------              -----------

NET INCOME (LOSS)                                               $   231,000              $   900,000
                                                                ===========              ===========

DIVIDENDS ON PREFERRED STOCK                                        120,000                  359,000

NET INCOME (LOSS) TO COMMON STOCKHOLDERS                        $   111,000              $   541,000
                                                                ===========              ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                       21,514,000               20,882,000
                                                                ===========              ===========
BASIC INCOME (LOSS) PER SHARE:
  FROM CONTINUING OPERATIONS                                    $      0.01              $      0.03
  FROM DISCONTINUED OPERATIONS                                  $     (0.00)             $      0.00
                                                                -----------              -----------
 NET INCOME (LOSS) PER SHARE                                    $      0.01              $      0.03
                                                                ===========              ===========
WEIGHTED AVERAGE SHARES:
  BASIC                                                          21,514,000               20,882,000
  STOCK OPTIONS                                                     129,000                   96,000
                                                                -----------              -----------
 TOTAL DILUTED SHARES                                            21,643,000               20,978,000
                                                                ===========              ===========
DILUTED INCOME (LOSS) PER SHARE:
  FROM CONTINUING OPERATIONS                                    $      0.01              $      0.03
  FROM DISCONTINUED OPERATIONS                                  $     (0.00)             $      0.00
                                                                -----------              -----------
NET INCOME (LOSS)                                               $      0.01              $      0.03
                                                                ===========              ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Certain information included in this Proxy Statement contains, and other reports or materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company or its management) contain or will contain, "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, competition the mix of service revenue, changes in pricing policies, delays in sales revenue recognition, lower-than-expected demand for Transcend's solutions, business conditions in the integrated health care delivery network market, detailed in this report and detailed from time to time in other filings by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company or its management). Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

   The following discussion should be read in conjunction with the consolidated financial statements of the Company (including the notes thereto) contained elsewhere in this Proxy Statement.

Overview

   Transcend Services, Inc. (the "Company"), and its wholly-owned subsidiary, Cascade Health Information Software, Inc. ("Cascade"), provide patient information management solutions to hospitals and other associated health care providers. These solutions include medical records department management ("Co-Sourcing"), transcription of physicians' dictated medical notes, remote coding ("CodeRemote") and compliance services, and state-of-the-art software for the management of patient information. The Company's wholly-owned subsidiary, Transcend Case Management, Inc. ("TCM"), also provides case management services to insurance carriers, third party benefit administrators, and self-insured employers.

   On November 10, 1999, the Company announced plans to restructure its business, sell certain operations and focus on medical transcription and coding services. The Company also announced a letter of intent to sell approximately 25% of its medical transcription business. (See "Liquidity and Capital Resources")

Results of Operations

   Results of operations include the consolidated results of Transcend Services, Inc. and its subsidiaries. Consolidated results do not include Cascade prior to its June 1, 1998 acquisition, as the amounts were immaterial.

Three Months Ended September 30, 1999 Compared to
Three Months Ended September 30, 1998

   Net revenues for the Company decreased from $14,030,000 for the three months ended September 30, 1998, to $12,904,000 for the three months ended September 30, 1999, a decrease of 8 PERCENT. Patient information management services ("Services") including medical record department management, transcription, and remote coding and compliance, accounted for 95 PERCENT of the Company's net revenues for the three months ended September 30, 1999 and 1998. Co-Sourcing revenues decreased 13 PERCENT year over year and represented 54 PERCENT of Services revenues for the three months ended September 30, 1999, and 60 PERCENT for the three months ended September 30, 1998. The decrease is primarily attributable to three contracts that converted to transcription services only contracts and one terminated contract. Medical transcription revenues increased
1.7 PERCENT year over year and represented 45 PERCENT of Services revenues for the three months ended September 30, 1999, and 39 PERCENT for the same period the prior year. The increase in transcription revenues resulted primarily from new contracts, net of terminations. Remote Coding and compliance revenues increased 67.1 PERCENT year over year and represented 1 PERCENT of Services revenues in the three months ended September 30, 1999, and 1 PERCENT in 1998. The increase in coding and compliance revenues resulted from new sales in CodeRemote, which began operations in April 1999.

   Patient information software accounted for 4 PERCENT of revenues for the three months ended September 30, 1999 and 5 PERCENT of revenues for the three months ended September 30, 1998. Case management services accounted for 1 PERCENT of total revenues for the three months ended September 30, 1999.

   Gross profit decreased 41.8 PERCENT to $1,365,000 for the three months ended September 30, 1999, from $2,345,000 for the same three months in the prior year. Gross profit margins decreased to 10.6 PERCENT for the three months ended September 30, 1999, from 16.7 PERCENT for the same three months in the prior year. Services produced gross profit margins of 9 PERCENT for the three months ended September 30, 1999, compared to 13.3 PERCENT for the three months ended September 30, 1998. The year over year decline in gross profit margins was attributable to start up losses in the Company's national transcription hub and increased costs in several Co-Sourcing sites that were failing to meet their contract performance deliverables and required additional resources. Software gross profit margins were 60.1 PERCENT for the three months ended September 30, 1999, compared to 84.7 PERCENT for the three months ended September 30, 1998. The year over year decline is due to a higher percentage of Cascade's total revenue coming from software support rather than software sales. Software support contributes lower gross profit margins. Case management gross profit margins were -11.2 PERCENT for the three months ended September 30,1999.

   Marketing and sales expenses increased slightly to $593,000 for the three months ended September 30, 1999, from $585,000 for the same three months in the prior year and as a percentage of revenues was 4.6 PERCENT for the three months ended September 30, 1999 compared to 4.2 PERCENT for the three months ended September 30, 1998. The three months ended September 30, 1999, included write-offs of unearned draws, higher trade show expenses, and additional personnel for Cascade.

   General and administrative expenses of $1,418,000 for the three months ended September 30, 1999, increased 19.5 PERCENT over the $1,187,000 expended in the same prior year period. The increase in general and administrative expenses year over year is attributable to additional personnel.

   Amortization expenses increased to $63,000, for the three months ended September 30, 1999, from $45,000 for the three months ended September 30, 1998.

   Net interest expense increased to $217,000 for the three months ended September 30, 1999, as compared to $170,000 for the three months ended September 30, 1998, primarily due to increased borrowings.

   The Company reported losses before discontinued operations of $1,086,000 for the three months ended September 30, 1999, compared to income of $253,000 for the same three months in 1998. The year over year decline was attributable to start up losses in the Company's national transcription hub, several Co-Sourcing sites that were failing to meet their contract performance deliverables and required additional resources resulting in lower profit margins, and the ramp-up of sales, general, and administrative expenses in Cascade.

   The loss from discontinued operations increased slightly to $27,000 for the three months ended September 30, 1999, from $22,000 for the three months ended September 30, 1998, representing charges for legal fees incurred in connection with the Company's civil lawsuit against certain insurance companies in the state of California discussed in item 1 of part II of this report.

-----------------------------------------------------------------------------------------------
                                                      Three Months Ended September 30,
-----------------------------------------------------------------------------------------------
                                                  1999       1998         Change       % Change
-----------------------------------------------------------------------------------------------
Net revenues                                    $12,904     $14,030       $(1,126)       (8.0%)
-----------------------------------------------------------------------------------------------
Gross profit                                      1,365       2,345          (980)      (41.8%)
-----------------------------------------------------------------------------------------------
Gross margin                                       10.6%       16.7%
-----------------------------------------------------------------------------------------------
Marketing and sales expenses                        593         585             8         1.4%
-----------------------------------------------------------------------------------------------
General and administrative expenses               1,418       1,187           231        19.5%
-----------------------------------------------------------------------------------------------
Amortization expenses                                63          45            18        40.0%
-----------------------------------------------------------------------------------------------
Research and development expenses                   160         105            55        52.4%
-----------------------------------------------------------------------------------------------
Net Income (loss)                               $(1,113)       $231       $(1,344)     (581.8%)
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                                           Three Months Ended September 30,
-----------------------------------------------------------------------------------------------
                                                        1999             1998            Change
-----------------------------------------------------------------------------------------------
Net revenues                                           100.0%            100.0%            --
-----------------------------------------------------------------------------------------------
Direct costs                                            89.4%             83.3%           6.1%
-----------------------------------------------------------------------------------------------
Gross profit                                            10.6%             16.7%          (6.1%)
-----------------------------------------------------------------------------------------------
Marketing and sales expenses                             4.6%              4.2%           0.4%
-----------------------------------------------------------------------------------------------
General and administrative expenses                     11.0%              8.5%           2.5%
-----------------------------------------------------------------------------------------------
Amortization expenses                                    0.5%              0.3%           0.2%
-----------------------------------------------------------------------------------------------
Research and development expenses                        1.2%              0.7%           0.5%
-----------------------------------------------------------------------------------------------
Net Income  (loss)                                      (8.6%)             1.6%         (10.3%)
-----------------------------------------------------------------------------------------------

Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

   Net revenues for the Company increased from $39,235,000 for the nine months ended September 30, 1998, to $39,770,000 for the nine months ended September 30, 1999, an increase of 1.4 PERCENT. Patient information management services ("Services") including medical record department management, transcription, coding and compliance, and systems implementation, accounted for 94 PERCENT of the Company's net revenues for the nine months ended September 30, 1999, and 97 PERCENT of net revenues for the nine months ended September 30, 1998. Co-Sourcing revenues decreased 5.2 PERCENT year over year and represented 55 PERCENT of Services revenues for the nine months ended September 30, 1999, and 59 PERCENT for the nine months ended September 30, 1998. The reduced revenues are a result of a reduction in the number of Co-Sourcing contracts. Medical transcription revenues increased 7.6 PERCENT year over year and represented 44 PERCENT of Services revenues for the nine months ended September 30, 1999, and 40 PERCENT for the same period the prior year. The increase in transcription revenues resulted primarily from new contracts, net of terminations. Remote coding and compliance revenues increased 14.6 PERCENT year over year and represented 1 PERCENT of Services revenues in the nine months ended September 30, 1999, and 1 PERCENT in 1998. The increase in coding and compliance revenues resulted from new sales in CodeRemote, which began operations in April 1999.

   Patient information software accounted for 4 PERCENT of revenues for the nine months ended September 30, 1999 and 2 PERCENT of revenues for the nine months ended September 30, 1998 after being acquired in June 1998. Case management services accounted for 2 PERCENT of total revenues for the nine months ended September 30, 1999 and 1 PERCENT for the nine months ended September 30, 1998.

   Gross profit decreased 27.4 PERCENT to $4,800,000 for the nine months ended September 30, 1999, from $6,608,000 for the same nine months in the prior year. Gross profit margins decreased to 12.1 PERCENT for the nine months ended September 30, 1999, from 16.8 PERCENT for the same nine months in the prior year. Services produced margins of 9.5 PERCENT for the nine months ended September 30, 1999, compared to 15.4 PERCENT for the nine months ended September 30, 1998. The year over year decline in gross profit margin was attributable to start up losses in the Company's national transcription hub, unexpected telecommunication issues that impaired transcription services performance, and increased costs in several Co-Sourcing sites that were failing to meet their contract performance deliverables and required additional resources. Patient information software gross profit margins were 70.3 PERCENT for the nine months ended September 30, 1999, compared to 83.6 PERCENT for the nine months ended September 30, 1998. Case management gross profit margins were 1.9 PERCENT for the nine months ended September 30,1999 and 25.4 PERCENT for the nine months ended September 30,1998.

   Marketing and sales expenses increased 12.6 PERCENT to $1,763,000 for the nine months ended September 30, 1999, from $1,566,000 for the same nine months in the prior year and as a percentage of revenues was 4.4 PERCENT for the nine months ended September 30, 1999 and 4.0 PERCENT for the nine months ended September 30, 1998. The year over year increase in marketing and sales expenses is the result of the acquisition of Cascade.

   General and administrative expenses of $4,678,000 for the nine months ended September 30, 1999, increased 39.6 PERCENT over the $3,352,000 expended in the same prior year period. The increase in general and administrative expenses year over year is attributable to the acquisition of Cascade, an increase of approximately $200,000 in health benefit claims reserves, and a non-recurring adjustment of $500,000 made to the receivables reserve due to the bankruptcy filing of a former Co-Sourcing client.

   Amortization expenses increased to $190,000, for the nine months ended September 30, 1999, from $167,000 for the nine months ended September 30, 1998.

   Net interest expense increased to $625,000 for the nine months ended September 30, 1999, as compared to $375,000 for the nine months ended September 30, 1998, primarily due to increased borrowings.

   The Company reported losses before discontinued operations of $3,002,000 for the nine months ended September 30, 1999, compared to income of $954,000 for the same nine months in 1998. The year over year decline was attributable to start up losses in the Company's national transcription hub, unexpected telecommunication issues that impaired transcription services performance, and increased costs in several Co-Sourcing sites that were failing to meet their contract performance deliverables and required additional resources. In addition, there were non-recurring charges of $750,000, including $500,000 in accounts receivable reserves due to the recent bankruptcy filing of a former client, $200,000 in health benefit claims reserves, and $50,000 in exit costs related to the termination of a Co-Sourcing contract.

   The loss from discontinued operations increased to $73,000 for the nine months ended September 30, 1999, from $54,000 for the nine months ended September 30, 1998, representing charges for legal fees incurred in connection with the Company's civil lawsuit against certain insurance companies in the state of California discussed in item 1 of part II of this report.

-----------------------------------------------------------------------------------------------
                                                      Nine Months Ended September 30,
-----------------------------------------------------------------------------------------------
                                                  1999       1998        Change       % Change
-----------------------------------------------------------------------------------------------
Net revenues                                    $39,770    $39,235           $535         1.4%
-----------------------------------------------------------------------------------------------
Gross profit                                      4,800      6,608         (1,808)      (27.4%)
-----------------------------------------------------------------------------------------------
Gross margin                                       12.1%      16.8%
-----------------------------------------------------------------------------------------------
Marketing and sales expenses                      1,763      1,566            197        12.6%
-----------------------------------------------------------------------------------------------
General and administrative expenses               4,678      3,352          1,326        39.6%
-----------------------------------------------------------------------------------------------
Amortization expenses                               190        167             23        13.8%
-----------------------------------------------------------------------------------------------
Research and development expenses                   546        134            412       307.5%
-----------------------------------------------------------------------------------------------
Net Income (loss)                               $(3,075)      $900        $(3,975)     (441.7%)
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                                        Nine Months Ended September 30,
-----------------------------------------------------------------------------------------------
                                                        1999              1998          Change
-----------------------------------------------------------------------------------------------
Net revenues                                           100.0%            100.0%            --
-----------------------------------------------------------------------------------------------
Direct costs                                            87.9%             83.2%           4.7%
-----------------------------------------------------------------------------------------------
Gross profit                                            12.1%             16.8%          (4.7%)
-----------------------------------------------------------------------------------------------
Marketing and sales expenses                             4.4%              4.0%           0.4%
-----------------------------------------------------------------------------------------------
General and administrative expenses                     11.8%              8.5%           3.3%
-----------------------------------------------------------------------------------------------
Amortization expenses                                    0.5%              0.4%           0.1%
-----------------------------------------------------------------------------------------------
Research and development expenses                        1.4%              0.3%           1.1%
-----------------------------------------------------------------------------------------------
Net Income (loss)                                       (7.7%)             2.3%         (10.0%)
-----------------------------------------------------------------------------------------------

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

      Net revenues for the Company increased from $43,413,000 in 1997 to $53,314,000 in 1998, an increase of 22.8 PERCENT. Patient information management services including medical record department management, transcription, coding and compliance, and systems implementation, accounted for 97 PERCENT of the Company's 1998 net revenues and 96 PERCENT of 1997 net revenues, growing 24.8 PERCENT year over year. The increase in service revenues resulted primarily from new contracts, net of terminations. Patient information software revenues represented 3 PERCENT of revenues in 1998 as a result of the acquisition of Cascade in June 1998. Case management services accounted for less than 1 PERCENT of total revenues in 1998, down from 4 PERCENT of revenues in 1997 due to the sale of the net assets of TCM in March 1998.

      Co-Sourcing revenues increased 25 PERCENT year over year and represented 56 PERCENT of service revenues in 1998 and in 1997. Medical transcription revenues increased 20 PERCENT year over year and represented 41 PERCENT of service revenues in 1998 and 43 PERCENT in 1997. Coding and compliance revenues decreased 37 PERCENT year over year and represented less than 1 PERCENT of service revenues in 1998 and 1 PERCENT in 1997. Systems implementation services revenue represented 3 PERCENT of service revenues in 1998, up from less than 1 PERCENT in 1997.

      Gross profit increased 36.5 PERCENT to $8,566,000 for 1998 from $6,276,000 in the prior year. Gross profit margins increased to 16.1 PERCENT for 1998 from
14.5 PERCENT in the prior year, an increase of 1.6 margin points. Services produced blended margins of 14.3 PERCENT in 1998, a slight decrease of 0.3 percentage points from 1997. Software gross profit margins were 82.8 PERCENT in 1998. Case management gross profit margins were 24.0 PERCENT in 1998 and 10.4 PERCENT in 1997.

      Marketing and sales expenses increased 8.4 PERCENT to $2,238,000 in 1998 from $2,065,000 in the prior year and decreased as a percentage of revenues to
4.2 PERCENT for 1998 from 4.8 PERCENT for 1997. The decrease in marketing and sales expenses as a percentage of revenues is attributable to the Company's improved leverage of the fixed cost structure as revenues grow. The year over year increase in marketing and sales expenses is the result of the addition of Cascade, net of the reduction from the sale of TCM.

      General and administrative expenses of $4,891,000 for the 1998 fiscal year increased 2.2 PERCENT over the $4,787,000 expended in the same prior year period but declined as a percentage of revenues from 11.0 PERCENT in 1997 to 9.2 PERCENT in 1998. The increase in general and administrative expenses year over year is attributable to Cascade less the reduction from the sale of TCM.

      Non-recurring charges of $2,338,000 in 1997 were recorded related primarily to asset write-downs associated with the default on a note receivable and reductions in the carrying value of goodwill related to TCM.

      Amortization expenses decreased to $213,000 in 1998 from $445,000 in 1997 reflecting the impact of the sale of TCM.

      Net interest expense increased to $521,000 for 1998 as compared to $433,000 for 1997, primarily due to increased borrowings (see Note 4 of "Notes to Consolidated Financial Statements").

      Other expense of $61,000 in 1998 represented acquisition costs incurred in connection with the June 1, 1998 acquisition of Cascade.

      The Company reported income before discontinued operations of $382,000 in 1998 compared to the loss of $3,792,000 in the prior year. Excluding non-recurring charges of $2,338,000 in 1997, the Company's loss before discontinued operations was $1,454,000 in 1997. The year over year improvement from continuing operations was attributable to higher revenues, improved gross profit margins, and operating leverage where selling, general, and administrative expenses grew at a slower rate than gross profits.

      The loss from discontinued operations decreased to $100,000 for 1998 from $147,000 in 1997, representing charges for legal fees incurred in connection with the Company's civil lawsuit against certain insurance companies in the state of California (see NOTE 5 of "Notes to Consolidated Financial Statements").

      In November 1997, the Company issued 212,800 shares of series A convertible preferred stock with dividend of 9 PER ANNUM. Net loss to common stockholders includes preferred stock dividends of $479,000 in 1998 compared to $59,000 in 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

      Net revenues for the Company increased from $39,633,000 in 1996 to $43,413,000 in 1997, an increase of 9.5 PERCENT. Co-Sourcing revenues represented 55.5 percent of net revenues in 1996 and 53.8 PERCENT in 1997, increasing 6.3 PERCENT year over year. Medical transcription revenues represented 32.4 PERCENT of net revenues in 1996 and 40.9 PERCENT in 1997, increasing 38.5 PERCENT year over year. Co-Sourcing and medical transcription revenue growth resulted from new contracts in late 1996 and 1997, offset by client attrition. Coding and compliance revenues represented 1.7 PERCENT of the Company's net revenues for 1996 and 1.0 PERCENT for 1997, decreasing to $422,000 in 1997. TCM revenues represented 4.3 PERCENT of net revenues in 1997 and 8.7 PERCENT in 1996, decreasing 46.2 PERCENT year over year due to the loss of several large accounts. Also included in 1996 net revenues was $678,000 related to the sale of a computer system to a customer, which was sold at cost.

      Gross profit increased 18.7 PERCENT to $6,276,000 for 1997 from $5,287,000 in the prior year. Gross profit margins increased to 14.5 PERCENT for 1997 from
13.3 PERCENT in the prior year, an increase of 1.2 margin points. This increase was primarily attributable to margin expansion in Co-Sourcing and medical transcription which produced blended margins of 15.0 PERCENT in 1997, an increase of 1.5 percentage points from 1996. TCM margins declined year over year to 10.7 PERCENT from 16.1 PERCENT in 1996 due to significant revenue declines and an increase in the use of contract nurses. Write-offs of accounts receivable resulted in a loss in coding and compliance in 1997 compared to a gross profit margin of 10.9 PERCENT in 1996.

      Marketing and sales expenses decreased 16.7 PERCENT to $2,065,000 in 1997 from $2,480,000 in the prior year and decreased as a percentage of revenues to
4.8 PERCENT for 1997 from 6.3 PERCENT for 1996. The decrease in sales and marketing expenditures as a percentage of revenues is attributable to the Company's improved leverage of the fixed cost structure as revenues grew. The year over year decrease in marketing and sales expenses resulted from the 1997 realignment of sales and marketing resources to operations management. Reduction in sales promotion expenditures also contributed to the decrease.

      General and administrative expenses of $4,787,000 for the 1997 fiscal year decreased 17.1 PERCENT over the $5,771,000 expended in the prior year. The decline in general and administrative expenses year over year is attributable to charges incurred in 1996 in connection with the Company's internal reorganization and restructuring efforts. General and administrative expenses as a percentage of revenues declined from 14.6 PERCENT in 1996 to 11.0 PERCENT in 1997.

      Non-recurring charges of $2,338,000 in 1997 and $1,700,000 in 1996 were recorded related primarily to asset write-downs associated with the default on a note receivable and reduc-tions in the carrying value of goodwill related to TCM.

      Amortization expenses decreased to $445,000 in 1997 from $535,000 in 1996 reflecting the impact of acquisition related intangible assets being fully amortized.

      Net interest expense increased to $433,000 for 1997 as compared to $262,000 for 1996, primarily due to the impact of interest expense incurred in connection with the Company's increased borrowings, loan fees, and higher interest rates associated with the credit facility with Coast Business Credit ("Coast"), (see NOTE 4 of "Notes to Consolidated Financial Statements").

      Other expense included $200,000 in 1996 to cover all of its legal, accounting and printing costs incurred in connection with its filing of a registration statement in May 1996 to raise additional capital through a public offering of its common stock. Due to adverse market conditions, the Company withdrew its offering in July 1996.

      The Company's loss before discontinued operations decreased to $3,792,000 for 1997 from $5,661,000 in the prior year. Excluding non-recurring charges of $2,338,000 in 1997 and $1,700,000 in 1996, the Company's loss before discontinued operations was $1,454,000 in 1997, an improvement of $2,507,000 year over year.

      The loss from discontinued operations decreased to $147,000 for 1997 from $1,582,000 in 1996 as a result of decreased legal fees incurred in connection with the Company's civil lawsuit against certain insurance companies in the state of California (see NOTE 5 of "Notes to Consolidated Financial Statements").

      In November 1997, the Company issued 212,800 shares of series A convertible preferred stock with dividend of 9 PER ANNUM. Net loss to common stockholders in 1997 included $59,000 of preferred stock dividends.

Liquidity and Capital Resources

      The Company's cash flows from continuing operations required the use of cash of $11,000 in 1998. Discontinued operations used cash of $180,000 in 1998. The Company's net working capital decreased to $2,224,000 during the twelve months ended December 31, 1998, from $6,271,000 at December 31, 1997, primarily due to capital investments in electronic patient record systems and the national transcription platform.

      The Company's cash flows from continuing operations provided cash of $177,000 for the nine months ended September 30, 1999. Discontinued operations used cash of $37,000 for the nine months ended September 30, 1999. The Company's net working capital was ($920,000) during the nine months ended September 30, 1999 compared to $2,224,000 at December 31, 1998.

      The Company's cash flows from investing activities used cash of $5,331,000 in 1998 primarily for capital expenditures. In 1998, the Company incurred $5,362,000 in capital expenditures, primarily for electronic patient record systems in connection with new contracts, digital dictation equipment and continued investment in software development of the Company's national transcription platform. The Company also acquired cash of $31,000 from its acquisition of Cascade.

      The Company's cash flows from investing activities used cash of $1,306,000 for the nine months ended September 30, 1999 for capital expenditures, primarily for electronic patient record systems in connection with new contracts, digital dictation equipment and continued investment in software development of the Company's national transcription platform.

      Cash flows from financing activities provided $431,000 in 1998 primarily from borrowings to finance electronic patient record systems in the amount of $702,000, increased borrowings under the Company's revolving credit facility of $343,000, and the proceeds received on the exercise of incentive stock options in the amount of $101,000. The Company also used $236,000 for principal payments on long-term debt associated with prior acquisitions and $479,000 to pay preferred stock dividends.

      Cash flows from financing activities provided $783,000 for the nine months ended September 30, 1999, primarily from the $1,500,000 in short-term notes to Directors. The Company also used $255,000 for principal payments on long-term debt associated with prior acquisitions and $240,000 to pay preferred stock dividends. The Company is one quarter in arrears on preferred stock dividends.

      On April 3, 1997, the Company entered into a $5.0 MILLION credit agreement with Coast Business Credit ("Coast"), an asset based lender (and a division of Southern Pacific Thrift and Loan Association). The agreement provides the Company with a $4.7 MILLION working capital facility and a $300,000 capital expenditure facility secured by substantially all of the Company's assets. The working capital facility has been used to pay off the previous credit relationship with Silicon Valley Bank in full. These Coast facilities do not contain any financial covenants but contain restrictions from paying dividends and entering into financing arrangements without consent. Coast has consented to the payment of dividends related to the preferred stock and the master lease agreement and equipment loan facility discussed below.

      Funding limits under the agreement are determined by a funding formula. Under the original terms of the agreement, the funding formula is based on 1.5 times monthly contractual contract management revenues, plus 80 PERCENT of all medical transcription receivables under 90 days (aging) under the working capital facility and up to $300,000 on new capital expenditures under the capital expenditure facility.

   On August 8, 1997, the Company agreed to amend its credit facility with Coast. Under the terms of the amendment, the term of the agreement was extended to May 31, 2000, and the funding formula modified to provide additional liquidity to the Company by providing funding of 1.5 times average monthly receipts under long term transcription contracts. The amendment also provides for an increase in the funding formula from 1.5 times to 2.0 times monthly contract revenues if the Company's tangible net worth exceeds $5.0 MILLION for five consecutive business days.

   In February 1999, the Company again amended its working capital credit facility agreement with Coast to increase the facility to $10 MILLION and extend the maturity date to May 31, 2001.

   These facilities are priced at prime plus 2.25 PERCENT declining to prime plus 1.75 PERCENT upon two consecutive quarters of achievement and ongoing maintenance of a debt service coverage ratio of not less than 1.5 measured on an earnings before interest, taxes, and amortization ("EBITA") basis. EBITA is used by Coast as an indicator of a company's ability to incur and service debt. EBITA should not be considered an alternative to operating income, net income, cash flows, or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance, or as a measure of liquidity. These facilities are secured by a first security interest on all Company assets. As of September 30, 1999, the capacity of the credit line based on the funding formula was $5,596,000 with $535,000 unused. There has been a reduction in borrowing capacity due to contract terminations.

   On February 19, 1998, the Company signed a master lease agreement providing up to $5.0 MILLION in lease financing with Information Leasing Corporation, a subsidiary of Provident Bank, Cincinnati, Ohio, at interest rates equal to Provident Bank prime rate plus 2 PERCENT. Subject to a review of the underlying customer contract, the master lease agreement calls for equal monthly payments over the term of the lease, typically the life of the underlying contract, not to exceed five years. The facility is intended to provide financing for new electronic document management systems and transcription systems required for new contracts. There were no borrowings outstanding under this master lease agreement at September 30, 1999.

   On April 13, 1998, the Company signed a $10 MILLION equipment loan facility with DVI Financial Services, Inc. This facility provides additional financing for electronic patient record systems and transcription systems required for new contracts. The facility calls for monthly payments which amortize the cost of the equipment over the life of the customer contract, not to exceed 60 months, at interest rates fixed at the time over the loan advance based on then current treasury bill rates. The total borrowings outstanding at September 30, 1999, were $487,000.

   In August 1999, certain directors and accredited investors of the Company loaned an aggregate of $1.5 million to the Company for the purpose of interim financing. The unsecured promissory notes mature January 15, 2000 and bear interest at the rate of 10% per annum. On November 10, 1999, the Company executed an agreement with these directors and investors providing that at the option of the Company, the promissory notes may be converted at any time prior to the maturity date of January 15, 2000 to a new class of redeemable convertible preferred stock. The preferred stock, if issued, will not pay any dividends, but will be redeemable by the Company at face value plus a redemption premium and will have voting rights with the common stockholders equal to the number of shares of common stock into which the preferred stock may be converted from time to time. The preferred stock, if issued, will be convertible to common stock at a price equal to the greater of (i) the average closing bid price for the five trading days preceding the date of issuance of preferred stock or (ii) the closing bid price on the day preceding the issuance of the preferred stock.

   On October 29, 1999, the Company secured a loan of $600,000 from Bank of America to provide capital for continuing operations. The loan bears an interest rate of prime minus .5%, matures on April 30, 2000, and is guaranteed by certain Directors who received no compensation for their guarantee.

   On November 10, 1999, the Company executed a letter of intent for the sale of certain medical records management contracts of the Company to a qualified buyer ("Buyer"). In consideration of the proposed sale, the Company will receive an initial price of $675,000 in cash to the Company, which approximates 50% of the current annualized revenues for the contracts. In addition, the Company will receive an amount equal to 50% of the revenues generated under the contracts during the period from November 1, 1999 to October 31, 2001, less the initial payment price of $675,000 (the "Earn Out"). The initial payment to the Company for the Earn Out will occur on December 31, 2001 for revenues actually collected as of that date and additional payments will be made for revenues collected thereafter at the end of each month in which the revenues are collected. In no event shall the Earn Out exceed an additional $675,000 over the initial sale price. The Company will be required to enter into a five-year non-competition and non-solicitation agreement with Buyer respecting the contracts sold.

   Also on November 10, 1999, the Company executed a letter of intent with Buyer for the sale of the assets of its transcription operations located in Salt Lake City, Pittsburgh and Boston ("Target Offices"). The purchase price of the assets will be an amount equal to 5.5 times EBITDA (earnings before interest, taxes, depreciation and amortization) applicable to the Target Offices. The purchase price is expected to range between $6.5 million and $7.0 million. A cash payment equal to 95% of the purchase price will be payable at closing with 5% of the purchase price to be held in escrow. Buyer will place $750,000 in escrow as earnest money pending the execution of a definitive agreement for the purchase and sale of the assets. As a condition to the transaction, the Company will be required to execute a three-year non-competition and non-solicitation agreement with Buyer generally restricting it from competing with Buyer in the territories covered by the Target Offices.

   The agreements in principle are subject to the negotiation and execution of definitive agreements. Buyer will not assume any liabilities in connection with the above-referenced proposed purchases other than certain specific operating liabilities and liabilities arising after closing. The Company expects to proceed promptly to the negotiation and execution of definitive agreements, but in any event prior to December 31, 1999.

   The Company believes that upon the completion of the financing activities discussed above combined with cash flows from operations there will be adequate cash resources to finance continuing operations, make capital investments in the normal and ordinary course of its business, fund the expenses of its civil litigation action against certain insurance carriers, fund the remainder of its year 2000 related capital investments, and substantially reduce its outstanding debt.

Impact of Inflation and Market Risk

      Inflation has not had a material effect on the Company to date. However, the effects of inflation on future operating results will depend, in part, on the Company's ability to increase prices and/or lower expenses in amounts offsetting inflationary cost increases. The Company has no material exposure to market risk from derivatives or other financial instruments.

Year 2000 Compliance

   The Company has performed an assessment of the year 2000 readiness of its operations and its corporate financial systems and is nearing the completion of its implementation plan to become year 2000 compliant.

   In 1998, the Company launched its national transcription platform, which is year 2000 compliant. The Company has installed the national transcription platform in substantially all of the Company's new contracts and is implementing its plan to convert its existing operations that are not already year 2000 compliant. The Company has invested approximately $700,000 in year 2000 compliant dictation and transcription systems to date. The Company expects additional investments of up to $200,000 for the remainder of 1999 and to have its systems year 2000 compliant before December 31, 1999.

   The Company's Co-Sourcing operations and software systems are dependent upon the hospital's systems. The Company has completed accumulating inquiries to its existing Co-Sourcing customers to determine their readiness and their plans to become year 2000 compliant. Based on the inquiries the Company believes the majority of is existing Co-Sourcing customers to be year 2000 compliant. For those customers where issues were identified, actions are being taken to make these customers year 2000 compliant. The Company expects to complete this process by December 15, 1999. The majority of the Company's Co-Sourcing contracts require that the hospital provide certain services, including access to electronic information, in order for Transcend to provide the services that the Company is contractually obligated to supply. If such services are not provided by the hospital, the Company has the contractual ability to receive reimbursement from the hospital for any additional expenses incurred due to the inability of the hospital to provide a functional software system.

   Cascade's new software product is year 2000 compliant. The software for existing customers has been modified to be year 2000 compliant. Cascade has upgraded or converted all of its customers to be year 2000 compliant as of October 31, 1999. The cost to be incurred for the upgrades is immaterial.

   The Company has upgraded its corporate financial systems and believes them to be year 2000 compliant.

   The Company is in the process of refining its contingency plans and expects to have alternative solutions available to "work around" year 2000 systems issues, if needed.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company has no material exposure to market risk from derivatives or other financial instruments.

                            TRANSCEND SERVICES, INC.
                            3353 Peachtree Road, NE
                                   Suite 1000
                             Atlanta, Georgia 30326

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR A SPECIAL MEETING OF STOCKHOLDERS.
  The undersigned hereby appoints Larry G. Gerdes and Douglas A. Shamon, or either of them, with power of substitution to each, the proxies of the undersigned to vote the securities of the undersigned at a Special Meeting of Stockholders of TRANSCEND SERVICES, INC. to be held on Thursday, December 30, 1999, at 10:00 a.m. at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, N.E., Promenade II, Suite 3100, Atlanta, Georgia 30309, and any postponement, rescheduling or adjournment thereof:
 1. To approve an amendment to the Company's Certificate of Incorporation, as amended, to effect a 1-for-5 reverse split of the Company's Common Stock, as set forth under Agenda Item One of the Proxy Statement for the Special Meeting.
   [_] FOR     [_] AGAINST [_] ABSTAIN
 2. To approve the terms of that certain Conversion Agreement between the Company and certain of the Company's directors and/or their affiliates, as set forth under Agenda Item Two of the Proxy Statement for the Special Meeting.
   [_] FOR     [_] AGAINST [_] ABSTAIN
 3. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting.
                    (continued and to be signed on reverse)

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                             Please date and sign this Proxy
                                             exactly as name(s) appears on the
                                             mailing label.
                                             ----------------------------------
                                             ----------------------------------
                                             Print Name(s): ___________________

                                             NOTE: When signing as an attor-
                                             ney, trustee, executor, adminis-
                                             trator or guardian, please give
                                             your title as such. If a corpora-
                                             tion or partnership, give full
                                             name by authorized officer. In
                                             the case of joint tenants, each
                                             joint owner must sign.
                                             Dated: ___________________________